Exhibit 2.1

INNOCOLL HOLDINGS PLC,

GURNET POINT L.P.

(acting through its general partner, Waypoint International GP LLC)

and

LOUGH REE TECHNOLOGIES LIMITED

TRANSACTION AGREEMENT

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6.	Warranties		37

	6.1.	Innocoll Warranties	37

	6.2.	Gurnet Warranties	59

7.	Additional Agreements		62

	7.1.	Consents and Regulatory Approvals	62

	7.2.	Directors’ and Officers’ Indemnification and Insurance	66

	7.3.	Financing Cooperation	68

	7.4.	Transaction Litigation	70

	7.5.	Rule 16b-3 Actions	71

	7.6.	No Registration of CVRs	71

	7.7.	Employment and Benefit Matters	71

8.	Completion of Acquisition		72

	8.1.	Completion Date	72

	8.2.	Innocoll Board Meeting	72

	8.3.	Completion Obligations	72

	8.4.	Payment of Consideration	73

9.	Termination		74

	9.1.	Termination	74

10.	General		76

	10.1.	Announcements	76

	10.2.	Notices	76

	10.3.	Assignment	77

	10.4.	Counterparts	78

	10.5.	Amendment	78

	10.6.	Entire Agreement	78

	10.7.	Inadequacy of Damages	78

	10.8.	Remedies and Waivers	78

	10.9.	Severability	78

	10.10.	No Partnership and No Agency	79

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10.11.	Further Assurance	79

10.12.	Costs and Expenses	79

10.13.	No Third-Party Rights	79

10.14.	Governing Law and Jurisdiction	79

10.15.	Non-Survival of Representations and Warranties	80

Schedule 1 – Innocoll Conduct

Annex 1 – Rule 2.5 Announcement

Annex 2 – Form of CVR Agreement

Annex 3 – Form of Loan Agreement

Annex 4 – Innocoll FIRPTA Certificate

Annex 5 – U.S. Subsidiary FIRPTA Certificate

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THIS TRANSACTION AGREEMENT is made on April 4, 2017

AMONG:

INNOCOLL HOLDINGS PUBLIC LIMITED COMPANY
a company incorporated in Ireland
with registered number 544604
having its registered office at
Unit 9, Block D, Monksland Business Park, Monksland, Athlone, County
Roscommon, Ireland
(hereinafter called “Innocoll”),

GURNET POINT L.P.,
a Delaware limited partnership,

acting through its general partner, Waypoint International GP LLC
(hereinafter called “Gurnet”)

-and-

LOUGH REE TECHNOLOGIES LIMITED
an Irish private limited company and a wholly-owned Subsidiary of Gurnet
(hereinafter called “Gurnet Sub”)

RECITALS:

A.	Gurnet has agreed to make a proposal to cause Gurnet Sub to acquire Innocoll on the terms set out in the Rule 2.5 Announcement (as defined below).

B.	This Transaction Agreement (this “Agreement”) sets out certain matters relating to the conduct of the Acquisition (as defined below) that have been agreed by the Parties (as defined below).

C.	The Parties intend that the Acquisition will be implemented by way of the Scheme (as defined below), although this may, subject to the consent of the Panel (where required), be switched to a Takeover Offer (as defined below) in accordance with the terms set out in this Agreement.

THE PARTIES AGREE as follows:

1.	Interpretation

1.1.	Definitions

In this Agreement, including the Recitals, the following words and expressions shall have the meanings set opposite them:

“Acquisition”, means the proposed acquisition by Gurnet Sub of Innocoll by means of the Scheme or (subject to the provisions of Clause 3.6 and Rule 41.3 of the Takeover Rules) a Takeover Offer pursuant to this Agreement (and any such Scheme or Takeover Offer as it may be revised, amended or extended from time to time, subject to the consent of the Panel where required), including, in each case, the payment by Gurnet Sub of the aggregate Consideration as described in the Rule 2.5 Announcement and provided for in this Agreement;

“Act”, means the Companies Act 2014 and all enactments which are to be read as one with, or construed or read together as one with, the Companies Act 2014;

“Acting in Concert”, shall have the meaning given to that term in the Takeover Panel Act;

“Action”, means any civil, criminal or administrative lawsuit, claim, complaint, demand, action, hearing, investigation, enforcement action, settlement, notice of violation or proceeding by, from or before any Relevant Authority;

“Affiliate”, means, in relation to any person, another person that, directly or indirectly, controls, is controlled by, or is under common control with, such first person (as used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise);

“Agreement”, shall have the meaning given to that term in the Recitals;

“Antitrust Laws”, shall have the meaning given to that term in Clause 7.1.4(a);

“Bribery Act”, means the United Kingdom Bribery Act 2010;

“Bribery Legislation”, means all and any of the following: the FCPA; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act; the Proceeds of Crime Act 2002; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which any member of the Innocoll Group operates;

“Business Day”, means any day, other than a Saturday, Sunday, public holiday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed;

“Capitalisation Date”, shall have the meaning given to that term in Clause 6.1.3(a);

“Cash Consideration”, means $1.75 per Innocoll Share;

“CERCLA”, shall have the meaning given to that term in Clause 6.1.18;

“Clearances”, means all consents, licenses, authorizations, clearances, approvals, permissions, permits, non-actions, orders and waivers to be obtained from, and all registrations, applications, notices and filings to be made with or provided to, any Relevant Authority or other third party in connection with the implementation of the Scheme and/or the Acquisition;

“Code”, shall mean the United States Internal Revenue Code of 1986, amended;

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“Completion”, means completion of the Acquisition;

“Completion Date”, shall have the meaning given to that term in Clause 8.1.1;

“Concert Parties”, means, in relation to any Party, such persons as are Acting in Concert with that Party (including such persons as are deemed to be Acting in Concert with that Party pursuant to Rule 3.3 of Part A of the Takeover Rules);

“Conditions”, means the conditions to the Scheme and the Acquisition set forth in Appendix 1 to the Rule 2.5 Announcement, and “Condition” means any one of the Conditions;

“Confidentiality Agreement”, means the confidentiality agreement between Innocoll and Gurnet Point Capital LLC, dated December 5, 2016, as it may be amended in writing by Gurnet and Innocoll from time to time;

“Consideration”, means the Cash Consideration plus the CVR Consideration;

“Contract”, means any legally binding written, oral or other agreement, amendment, contract, subcontract, lease, understanding, instrument, note, debenture, indenture, warrant, option, warranty, purchase order, license, sublicense, insurance policy or other similar legally binding commitment or undertaking of any nature;

“Copyrights”, shall have the meaning given to that term in the definition of “Intellectual Property”;

“Court Hearing”, means the hearing by the High Court of the petition to sanction the Scheme under Section 449 to 455 of the Act;

“Court Order”, means the order or orders of the High Court sanctioning the Scheme under Section 453 of the Act and confirming the related reduction of capital under Sections 84 and 85 of the Act forming part of the Scheme;

“CVR”, means the right to receive a contingent cash payment upon the achievement of certain milestones to be issued by Gurnet Sub as part of the consideration, on the terms and subject to the conditions set forth in the CVR Agreement (collectively, the “CVRs”);

“CVR Agreement”, means the Contingent Value Rights Agreement to be entered into between Gurnet Sub and the Rights Agent, in substantially the form attached hereto as Annex 2;

“CVR Consideration”, means one CVR per Innocoll Share;

“Deferred Shares”, shall have the meaning given to that term in Clause 6.1.3(a);

“Effective Date”, means the date on which, (i) the Scheme becomes effective in accordance with its terms or (ii) if the Acquisition is implemented by way of a Takeover Offer, the Takeover Offer having become (or having been declared) unconditional in all respects in accordance with the provisions of the Takeover Offer Documents and the requirements of the Takeover Rules;

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“Effective Time”, means the time on the Effective Date at which the Court Order and a copy of the minute required by Section 86 of the Act are registered by the Registrar of Companies or, as the case may be, the Takeover Offer becomes (or is declared) unconditional in all respects;

“EGM”, means the extraordinary general meeting of Innocoll Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be held as soon as the Scheme Meeting shall have been concluded or adjourned (it being understood that if the Scheme Meeting is adjourned, the EGM shall be correspondingly adjourned);

“EGM Resolutions”, means the resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, the related reduction of capital of Innocoll, changes to the Innocoll Constitution and such other matters as Innocoll reasonably determines, subject to the consent of Gurnet (such consent not to be unreasonably withheld, conditioned or delayed), to be necessary or desirable for the purposes of implementing the Scheme or the Acquisition;

“Encumbrance”, means any lien, license, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, pre-emptive right, community property interest or other similar restriction or charges of any kind on (i) the voting of any security; (ii) the possession or transfer of any security, property or other asset; (iii) the receipt of any income derived from any asset; or (iv) use of any asset;

“End Date”, means October 4 2017,or such other date as the Parties may agree (with the consent of the Panel and/or the High Court, in each case if required);

“Environmental Laws”, shall have the meaning given to that term in Clause 6.1.18;

“Environmental Liability”, shall have the meaning given to that term in Clause 6.1.18;

“Environmental Permits”, shall have the meaning given to that term in Clause 6.1.18;

“ERISA”, means the United States Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate”, means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

“Euro Deferred Shares”, shall have the meaning given to that term in Clause 6.1.3(a);

“Exchange Act”, means the United States Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder;

“Executive Officers”, means the executive officers of Innocoll listed in Clause 1.1 of the Innocoll Disclosure Letter;

“Existing Lender”, means European Investment Bank;

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“Existing Loan Agreement”, means that certain finance contract, dated as of March 27, 2015, by and among Innocoll, the Innocoll Borrower and the Existing Lender, as in effect on the date of this Announcement;

“Expenses Reimbursement Agreement”, means the expenses reimbursement agreement dated the date hereof between Gurnet and Innocoll, the terms of which have been approved by the Panel;

“FCPA”, means United States Foreign Corrupt Practices Act of 1977, as amended;

“FDA”, means the United States Food and Drug Administration;

“FDCA”, means the United States Federal Food, Drug and Cosmetic Act of 1938, as amended;

“Final Recommendation Change Notice”, shall have the meaning given to that term in Clause 5.2.7(a);

“Financing”, means any third-party debt financing that is incurred or intended to be incurred by or provided to any member of the Gurnet Group for the purposes of financing the Transactions (including for purposes of funding the Cash Consideration payable by Gurnet and/or Gurnet Sub in the Scheme) or to refinance or refund any existing Indebtedness of Innocoll or any of its Subsidiaries in connection with the Transactions, including the offering or private placement of debt securities;

“Financing Sources”, means the entities that have committed, or that in the future will commit, to provide or arrange the Financing or other financings in connection with the Transactions, including the parties to any joinder agreements, fee letters or credit agreements entered pursuant thereto or relating thereto, and together with each former, current and future Affiliate thereof and each former, current and future officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such entity, other Person or Affiliate or the heirs, executors, successors and assigns of any of the foregoing, but excluding the Parties and their Subsidiaries, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns;

“German Option Agreement”, means that certain Option Agreement, dated as of 10 July, 2014, by and among Innocoll AG, a stock corporation under German law and the individual “shareholders” and “optionholders” listed as party thereto, as amended, restated, supplemented and/or otherwise modified from time to time;

“German Optionholder”, means the holder of a German Option;

“German Options”, means the options to purchase Innocoll Shares pursuant to the German Option Agreement;

“Gurnet”, shall have the meaning given to that term in the Preamble;

“Gurnet Board”, means the board of managers of the general partner of Gurnet;

“Gurnet Financing Information”, shall have the meaning given to that term in Clause 3.4.3(a);

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“Gurnet Group”, means collectively, Gurnet and all of its Subsidiaries, including Gurnet Sub;

“Gurnet Loan”, means a USD10,000,000 loan facility to be made available by Gurnet or an Affiliate of Gurnet to the Innocoll Borrower on a second lien secured basis pursuant to the terms and on the conditions set out in the Loan Agreement;

“Gurnet Parties”, means collectively, Gurnet and Gurnet Sub;

“Gurnet Reimbursement Payment”, shall have the meaning given to that term in the Expenses Reimbursement Agreement;

“Gurnet Sub”, shall have the meaning given to that term in the Preamble;

“Governmental Authorisation”, means any franchise, grant, consent, approval, order, waiver, variance, exception, permit, license, permission, clearance, certificate, registration, qualification or authorisation of any Relevant Authority or pursuant to any applicable Law (including any of the foregoing that relate to export control) necessary for Innocoll and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as currently conducted;

“Governmental Body”, means any Irish, United States, foreign or supranational, federal, state, local or other governmental or regulatory authority or agency in any jurisdiction;

“Healthcare Laws”, shall have the meaning given to that term in Clause 6.1.16(b);

“High Court”, means the High Court of Ireland;

“IASB”, means the International Accounting Standards Board;

“IFRS”, means international financial reporting standards, as issued by the IASB;

“Indebtedness”, means any and all (i) indebtedness for borrowed money, whether current or funded, secured or unsecured, including that evidenced by notes, bonds, debentures or other similar instruments (and including all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto), (ii) amounts owed with respect to drawn letters of credit, (iii) cash overdrafts, and (iv) outstanding guarantees of obligations of the type described in clauses (i) through (iii) above;

“Innocoll”, shall have the meaning given to that term in the Preamble;

“Innocoll 2015 Plan”, means the Innocoll Holdings plc Amended and Restated 2015 Stock Option Plan;

“Innocoll 2016 Plan”, means the Innocoll Holdings plc 2016 Omnibus Incentive Plan;

“Innocoll Alternative Proposal”, means any bona fide proposal or bona fide offer, which proposal or offer may be subject to due diligence, definitive documentation or both, made by any person (other than a proposal or offer pursuant to Rule 2.5 of the Takeover Rules by Gurnet or any of its Concert Parties) for:

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(a)	the acquisition of Innocoll by scheme of arrangement, takeover offer or business combination transaction;

(b)	any merger, reorganization, share exchange, consolidation, business combination, recapitalisation, or similar transaction involving Innocoll that, if consummated, would result in the holders of Innocoll Shares immediately prior to such transaction owning, in the aggregate, less than 80% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof;

(c)	the direct or indirect acquisition by any Person of more than 20% of the assets of the Innocoll Group, taken as a whole, measured by either book value or fair market value (including equity securities of Innocoll’s Subsidiaries); or

(d)	the direct or indirect acquisition by any Person of more than 20% of the voting power or the issued share capital of Innocoll, including any offer or exchange offer that if consummated would result in any Person beneficially owning shares with more than 20% of the voting power of Innocoll;

“Innocoll Benefit Plan”, means any arrangement or agreement, whether or not written, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA and any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not any such plan is subject to ERISA), and any other any plan, policy, program, practice, arrangement, understanding or arrangements providing compensation to any current or former director, officer, employee or consultant of Innocoll or any ERISA Affiliate, which is maintained, sponsored or contributed to by Innocoll or any ERISA Affiliate, or to which Innocoll or any ERISA Affiliate has any obligation to make contributions or has any liability, whether actual or contingent, including any and all pension, bonus, incentive, equity-based compensation, cafeteria, medical, disability, retirement, deferred compensation, vacation, severance, employment, retention, change of control or fringe benefit policies, programs or arrangements;

“Innocoll Board”, means the board of directors of Innocoll from time to time and for the time being;

“Innocoll Borrower”, means Innocoll Pharmaceuticals Limited;

“Innocoll Change of Recommendation”, shall have the meaning given to that term in Clause 5.2.4;

“Innocoll Constitution”, means the constitution of Innocoll in force from time to time;

“Innocoll Disclosure Letter”, means the disclosure letter delivered by Innocoll to Gurnet on the date hereof;

“Innocoll Employee”, means an employee of any member of the Innocoll Group who remains employed after the Effective Time;

“Innocoll Group”, means Innocoll and all of its Subsidiaries;

“Innocoll Indemnified Parties” and “Innocoll Indemnified Party”, shall have the

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meaning given to those terms in Clause 7.2.1;

“Innocoll IT Systems”, shall have the meaning given to that term in Clause 6.1.12(i);

“Innocoll Option”, means any option granted to a current or former employee, director or independent contractor of the Innocoll Group to purchase Innocoll Shares pursuant to any of the Innocoll Share Plans;

“Innocoll Option Award Agreement”, means any agreement governing the award of any option granted to a current or former employee, director or independent contractor of the Innocoll Group to purchase Innocoll Shares that is governed by the terms of the applicable award agreement, and which was not granted pursuant to the Innocoll 2015 Plan or the Innocoll 2016 Plan;

“Innocoll Products”, means all products that are being researched, tested, developed, commercialized, manufactured, sold or distributed by any member of the Innocoll Group, all products (if any) with respect to which any member of the Innocoll Group has royalty rights, and all products (if any) which contain any Innocoll Intellectual Property;

“Innocoll Relevant Employee”, means an employee of any member of the Innocoll Group (i) located at Innocoll’s offices located in Newtown Square, Pennsylvania or (ii) with a title of Vice President or above;

“Innocoll Restricted Share”, means an Innocoll Share issued pursuant to an Innocoll Share Plan to a current or former employee, director or independent contractor of the Innocoll Group that was acquired by means of subscription and, as of the Effective Time, is subject to restrictions on transfer and a repurchase option;

“Innocoll Restricted Share Award Agreement”, means any agreement that governs the terms and conditions of the grant of Innocoll Restricted Shares;

“Innocoll RSU”, means any right (other than an option) granted pursuant to the Innocoll 2016 Plan to a current or former employee, director or independent contractor of the Innocoll Group that entitles the holder thereof to an Innocoll Share or cash equal to or based on the value of an Innocoll Share;

“Innocoll SEC Documents”, means all forms, documents and reports (including exhibits and other information incorporated therein) required to be filed or furnished by Innocoll with the SEC;

“Innocoll Share Awards”, means the Innocoll RSUs and the Innocoll Restricted Shares;

“Innocoll Share Plans”, means the Innocoll 2016 Plan, the Innocoll 2015 Plan, all of the Innocoll Option Award Agreements and all of the Innocoll Restricted Share Award Agreements;

“Innocoll Shareholder Approval”,

(a)	the passing of the Scheme Meeting Resolution, by a majority in number of those Innocoll Shareholders (representing at least 75% in value of the Innocoll Shares held by such Innocoll Shareholders) present and voting either in person or by
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proxy, at the Scheme Meeting (or at any adjournment of such meeting); and

(b)	the EGM Resolutions being duly passed by the requisite majorities of Innocoll Shareholders at the EGM (or at any adjournment of such meeting);

“Innocoll Shareholders”, means the holders of Innocoll Shares;

“Innocoll Shares”, means the ordinary shares with a par value of US$0.01 per share each in the capital of Innocoll;

“Innocoll Superior Option”, means any Innocoll Option granted under the Innocoll 2016 Plan that has an exercise price equal to or less than $6.65;

“Innocoll Superior Proposal”, means a bona fide Innocoll Alternative Proposal (where each reference to 20% or 80% set forth in the definition of such term shall be deemed to refer to 50%) made by any Person that the Innocoll Board determines in good faith (after consultation with Innocoll’s financial advisor and outside legal counsel) is more favourable to the Innocoll Shareholders than the Transactions, taking into account such financial, regulatory, legal and other aspects of such proposal as the Innocoll Board in good faith considers to be appropriate;

“Innocoll Underwater Option”, means any Innocoll Option that is not an Innocoll Superior Option;

“Intellectual Property”, means all rights, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexamination certificates and extensions thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) all Internet domain names; (iv) all copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”); (v) trade secrets, know-how, and other confidential or proprietary information (“Trade Secrets”); (vi) all other intellectual property rights arising from or relating to Technology; and (vii) all rights relating to or under the foregoing granted under any Contracts;

“IP License(s)”, has the meaning given to that term in Clause 6.19(a)(vii);

“Ireland”, means the island of Ireland, excluding the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone on the island of Ireland, and the word “Irish” shall be construed accordingly;

“Knowledge”, means, in relation to Innocoll, the actual knowledge, after due inquiry, of Anthony Zook, Lesley Russel, Jose Carmona, Rich Fante or Charles Katzeras;

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“Law”, means any applicable federal, state, local, municipal, foreign, supranational or other law, statute, constitution, principle of common law, resolution, ordinance, code, agency requirement, license, permit, edict, binding directive, decree, rule, regulation, judgment, order, injunction, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body or Relevant Authority (or under the authority of NASDAQ);

“Loan Agreement”, means the Loan and Guaranty Agreement, in substantially the form agreed to by Innocoll and Gurnet as of the date hereof and attached hereto as Annex 3, to be entered into by and among Innocoll (as guarantor), Innocoll Pharmaceuticals Limited (as borrower) and an Affiliate of Gurnet, which shall be a “Qualifying Lender” (as defined in the Loan Agreement);

“Loss”, shall have the meaning given to that term in Clause 7.3.2;

“Marks”, shall have the meaning given to that term in the definition of “Intellectual Property”;

“Material Adverse Effect”, means such event, development, occurrence, state of facts or change that has (1) a material adverse effect on the ability of the Innocoll Group to consummate the transactions contemplated hereby or (2) a material adverse effect on the business, operations or financial condition of Innocoll and its Subsidiaries, taken as a whole, but, in the case of this clause (2), shall not include (a) events, developments, occurrences, states of facts or changes to the extent arising from (i) changes generally affecting the pharmaceutical, biotechnology or medical device industries or the segments thereof in which Innocoll and its Subsidiaries operate in the United States or elsewhere, (ii) changes generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (iii) changes in any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (iv) changes or proposed changes in Law (including rules and regulations), interpretations thereof, regulatory conditions, IFRS or US GAAP or other accounting standards (or interpretations thereof) (provided, that, in each of the foregoing clauses (i)-(iv), such events may be taken into account to the extent Innocoll is disproportionately affected relative to other similarly situated companies) or (v) actions of Innocoll or any of its Subsidiaries which Gurnet has expressly requested in writing; or (b) any decline in the stock price of the Innocoll Shares on the NASDAQ or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent not otherwise excluded, be considered in determining whether there is a Material Adverse Effect); or (c) any events, developments, occurrences, states of facts or changes resulting from the announcement or the existence of this Agreement or the transactions contemplated hereby or the performance of and the compliance with this Agreement, including (i) any impact thereof on relationships (contractual or otherwise) with customers, vendors, lenders, employees, business partners or Governmental Bodies or (ii) any litigation arising therefrom or with respect thereto;

“Material Contracts”, means the Contracts described in Clause 6.1.9(a);

“Most Recent Balance Sheet”, means the audited consolidated balance sheet of Innocoll and its consolidated Subsidiaries as of December 31, 2016 included in Innocoll’s Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 16, 2017;

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“NASDAQ”, means the NASDAQ Stock Market;

“Notice Period”, shall have the meaning given to that term in Clause 5.2.7(a);

“Optionholder”, means the holder of an Innocoll Option;

“Orders”, shall have the meaning given to that term in Clause 6.1.5(a);

“Organisational Documents”, means articles of association, articles of incorporation, certificate of incorporation or bylaws or other equivalent organisational document, as appropriate;

“Panel”, means the Irish Takeover Panel;

“Parties”, means Innocoll, Gurnet and Gurnet Sub, and “Party” shall mean either Innocoll, on the one hand, or Gurnet or Gurnet Sub (whether individually or collectively), on the other hand (as the context requires);

“Patents”, shall have the meaning given to that term in the definition of “Intellectual Property”;

“Permitted Encumbrances”, means any Encumbrance:

(a)	for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or which may hereafter be paid without penalty or for which adequate accruals or reserves have been established in accordance with IFRS (where required);

(b)	which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business consistent with past practice;

(c)	which is disclosed on the most recent consolidated balance sheet of Innocoll (or Gurnet, as the context requires) or notes thereto or securing liabilities reflected on such balance sheet;

(d)	which was incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet of Innocoll (or Gurnet, as the context requires), except for any exclusive licenses of Intellectual Property granted by any member of the Innocoll Group to any third parties;

(e)	non-exclusive licenses of Intellectual Property granted to customers in the ordinary course of business consistent with past practice; or

(f)	which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used;

“Person” or “person”, means an individual, group (including a “group” under Section 13(d) of the Exchange Act), corporation, partnership, limited liability company, joint

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venture, association, trust, unincorporated organisation or other entity or any Relevant Authority or any department, agency or political subdivision thereof;

“Personal Information”, means in addition to any definition provided by applicable Law or by any member of the Innocoll Group for any similar term (e.g., “personally identifiable information” or “PII”) in any of the Innocoll Group’s privacy policies or other public-facing statements, all information identifying, regarding or capable of being associated with an individual person or device, including (but not limited to) medical, health, or insurance information;

“Petition”, means the petition to the High Court seeking the Court Order;

“Privacy Laws”, means any all applicable Laws governing the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disclosure or transfer of Personal Information;

“Privacy Policies”, shall have the meaning given to that term in Clause 6.1.13(a);

“Proxy Statement”, means the Scheme Document, which shall also constitute the proxy statement (and any amendments or supplements thereto) to be filed with the SEC, relating to the matters to be submitted to the Innocoll Shareholders at the Scheme Meeting and the EGM;

“Purchased Intellectual Property”, means all Intellectual Property owned or purported to be owned by any member of the Innocoll Group;

“RCRA”, shall have the meaning given to that term in Clause 6.1.18;

“Registered Company IP”, shall have the meaning given to that term in Clause 6.1.12(a);

“Registrar of Companies”, means the Registrar of Companies in Dublin, Ireland (being the “Registrar” as defined in Section 2 of the Act);

“Regulatory Agency”, means any Relevant Authority that is concerned with the quality, identity, strength, purity, safety, efficacy, development, manufacturing, marketing, distribution, sale, pricing, import or export of the Innocoll Products;

“Regulatory Information Service”, means a regulatory information service as defined in the Takeover Rules;

“Regulatory Permits”, shall have the meaning given to that term in Clause 6.1.16(a);

“Release”, shall have the meaning given to that term in Clause 6.1.18;

“Relevant Authority”, means any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, bureau, arbitrator, arbitration panel, or other regulatory authority or agency, including courts and other judicial bodies, or any competition, antitrust, foreign investment review or supervisory body, central bank or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or

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on behalf of the foregoing, in each case, in any jurisdiction, including the Panel, the High Court and the SEC;

“Relevant Innocoll Underwater Option”, shall have the meaning given to that term in Clause 4.2.1;

“Removal, Remedial or Response”, shall have the meaning given to that term in Clause 6.1.18;

“Representatives”, means in relation to any person, the directors, officers, employees, agents, investment bankers, financial advisors, legal advisors, accountants, brokers, finders, consultants, other professional advisers or representatives of such person;

“Resolutions”, means, collectively, the Scheme Meeting Resolution and the EGM Resolutions, which will be set out in the Scheme Document;

“Restricted Share Holder”, means the holder of an Innocoll Restricted Share;

“Rights Agent”, shall have the meaning ascribed to such term in the CVR Agreement.

“RSU Award Holder”, means the holder of an Innocoll RSU Award;

“Rule 2.5 Announcement”, means the announcement to be made by the Parties pursuant to Rule 2.5 of the Takeover Rules, a copy of which is attached as Annex 1 to this Agreement;

“Rule 15 Proposals”, means the proposals required to be made pursuant to Rule 15 of the Takeover Rules to holders of Innocoll Options and Innocoll Share Awards and the holders of German Options (other than Terminating German Optionholders);

“Sanction Date”, means the date of sanction by the High Court (without material modification) of the Scheme pursuant to Sections 449 to 455 of the Act and the confirmation of the related reduction of capital involved therein by the High Court on or before the End Date;

“Scheme”, means the proposed scheme of arrangement under Chapter 1 of Part 9 of the Act and the related capital reduction under Sections 84 and 85 of the Act to effect the Acquisition pursuant to and on the terms set forth in this Agreement and the Rule 2.5 Announcement, and in such form not being inconsistent therewith as the Parties, acting reasonably, mutually agree in writing, including any revision thereof as may be so agreed between the Parties and, as required, by the Panel and the High Court;

“Scheme Document”, means a document comprising the scheme document (including any amendments or supplements thereto) to be distributed to Innocoll Shareholders and, for information only, to holders of Innocoll Options or Innocoll Share Awards and the holders of German Options (other than Terminating German Optionholders), containing:

1.	the Scheme;

2.	the notice or notices of the Scheme Meeting and the EGM;

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3.	an explanatory statement as required by Section 452 of the Act with respect to the Scheme;

4.	such other information as may be required or necessary pursuant to the Act, the Exchange Act or the Takeover Rules (or required by the Panel); and

5.	such other information as Innocoll and Gurnet shall agree, each acting reasonably;

“Scheme Meeting”, means the meeting or meetings of the Innocoll Shareholders or, if applicable, any class of Innocoll Shareholders (as may be directed by the High Court pursuant to Section 450(5) of the Act) (and any adjournment of any such meeting or meetings) convened by (i) resolution of the Innocoll Board or (ii) order of the High Court, in either case pursuant to Section 450 of the Act, to consider and vote on the Scheme Meeting Resolution;

“Scheme Meeting Resolution”, means the resolution to be considered and voted on at the Scheme Meeting proposing that the Scheme, with or without amendment (but subject to such amendment being acceptable to each of Innocoll and Gurnet, except for a technical or procedural amendment which is required for the proper implementation of the Scheme and does not have a substantive consequence on the implementation of the Scheme), be agreed to;

“Scheme Recommendation”, means the unanimous recommendation of the Innocoll Board that Innocoll Shareholders vote in favour of the Resolutions;

“SEC”, means the United States Securities and Exchange Commission;

“Securities Act”, means the United States Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder;

“Subsidiary”, means , in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power;

“Superior Proposal Notice”, shall have the meaning given to that term in Clause 5.2.7(a);

“Takeover Offer”, means an offer in accordance with Clause 3.6 for the entire issued and to be issued share capital of Innocoll (other than any Innocoll Shares beneficially owned by any member of the Gurnet Group (if any)), including any amendment or revision thereto pursuant to this Agreement, the full terms of which would be set out in the Takeover Offer Documents or (as the case may be) any revised offer document(s);

“Takeover Offer Documents”, means, if, following the date hereof, Gurnet elects to implement the Acquisition by way of a Takeover Offer in accordance with Clause 3.6, means the documents to be dispatched to Innocoll Shareholders and others by Gurnet Sub containing, amongst other things, the Takeover Offer, the Conditions (to the extent appropriate in the case of a Takeover Offer, and as amended in such manner as Gurnet and Innocoll shall determine, and the Panel shall agree, to be necessary to reflect the terms of

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the Takeover Offer) and certain information about Gurnet, Gurnet Sub and Innocoll and, where the context so admits, includes any form of acceptance, election, notice or other document reasonably required in connection with the Takeover Offer;

“Takeover Panel Act”, means the Irish Takeover Panel Act 1997, as amended;

“Takeover Rules”, means the Irish Takeover Panel Act 1997, Takeover Rules, 2013;

“Tax” (or “Taxes” and, with correlative meaning, the term “Taxable”), means all national, federal, state, local or other taxes imposed by the United States, Ireland, and any other Relevant Authority, including income, gain, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, universal social charge, pay related social insurance and other similar contributions, sales, employment, unemployment, disability, use, property, gift tax, inheritance tax, unclaimed property, escheat, withholding, excise, production, value added, goods and services, trading, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, surcharges and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not, and any liability in respect of any of the foregoing items payable by reason of contract, assumption, transferee or Successor liability;

“Tax Return”, means any return (including any information return), report, statement, declaration, estimate, schedule, or information, including any amendments thereof, filed with, or required to be filed with, any Relevant Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax;

“Technology”, means collectively, all software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing;

“Terminating German Optionholder”, shall have the meaning given to that term in Clause 4.5.1;

“Trade Secrets”, shall have the meaning given to that term in the definition of “Intellectual Property”;

“Transactions”, means the transactions contemplated by this Agreement, including the Acquisition;

“Treasury Regulations”, means the regulations promulgated under the Code, as such regulations may be amended from time to time;

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“US$”, “$” or “USD”, means United States dollars, the lawful currency of the United States of America;

“US” or “United States”, means the United States, its territories and possessions, any State of the United States and the District of Columbia, and all other areas subject to its jurisdiction;

“US GAAP”, means US generally accepted accounting principles;

“US Subsidiary”, means Innocoll, Inc., a Subsidiary of Innocoll organized in the United States; and

“€”, “EUR”, or “euro”, means the single currency unit provided for in Council Regulation (EC) Number 974/98 of 8 May 1990, being the lawful currency of Ireland.

1.2.	Construction

1.2.1.	In this Agreement, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section or clause hereof.

1.2.2.	In this Agreement, save as otherwise provided herein, any reference herein to a section, subsection, clause, sub-clause, schedule, paragraph or sub-paragraph shall be a reference to a section, subsection, clause, sub-clause, paragraph or sub-paragraph (as the case may be) of this Agreement.

1.2.3.	In this Agreement, any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof and shall also include any subordinate legislation made from time to time under such provision, and any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of Ireland.

1.2.4.	In this Agreement, the masculine gender shall include the feminine and neuter and vice versa and the singular number shall include the plural and vice versa.

1.2.5.	In this Agreement, the term “officers” shall be construed to mean corporate officers and executive officers.

1.2.6.	In this Agreement, any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term.

1.2.7.	In this Agreement, any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.2.8.	In this Agreement, any agreement or instrument defined or referred to herein or in any agreement

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or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein.

1.3.	Captions

The table of contents and the headings or captions to the clauses in this Agreement are inserted for convenience of reference only and shall not affect the interpretation or construction thereof.

1.4.	Time

References to times are to New York City times unless otherwise specified.

2.	Rule 2.5 Announcement and Scheme Document

2.1.	Rule 2.5 Announcement

2.1.1.	Each Party confirms that its respective board of directors or equivalent governing body (or a duly authorised committee thereof) has approved the contents and release of the Rule 2.5 Announcement.

2.1.2.	Forthwith upon the execution of this Agreement, the Parties shall, in accordance with, and for the purposes of, the Takeover Rules, procure the release of the Rule 2.5 Announcement to a Regulatory Information Service by no later than 11:59, P.M., New York City time, on April 4, 2017, or such later time on that date as may be agreed between the Parties in writing.

2.1.3.	The obligations of the Parties under this Agreement, other than the obligations under Clause 2.1.2, shall be conditional on the release of the Rule 2.5 Announcement to a Regulatory Information Service in accordance with Clause 2.1.2.

2.1.4.	Innocoll confirms that, as of the date hereof, the Innocoll Board (i) unanimously supports the terms of the Scheme as contemplated by this Agreement, (ii) considers that the terms of the Acquisition as contemplated by this Agreement are fair to the Innocoll Shareholders and (iii) has resolved to recommend to the Innocoll Shareholders that they vote in favour of the Resolutions. The unanimous intention of the Innocoll Board to recommend that the Innocoll Shareholders vote in favour of the Resolutions, and the related opinion of the financial advisors to the Innocoll Board, are set out in the Rule 2.5 Announcement and, subject to Clause 5.2, the unanimous recommendation of the Innocoll Board shall be incorporated in the Scheme Document and, to the extent required by the Takeover Rules or the rules of the SEC, in any other document sent to Innocoll Shareholders in connection with the Acquisition.

2.1.5.	The Conditions are hereby incorporated in, and shall constitute a part of, this Agreement.

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2.2.	Scheme

2.2.1.	Innocoll agrees that, subject to Clause 3.6, it shall put the Scheme to the Innocoll Shareholders in the manner set out in Clause 3 and, subject to the satisfaction or, in the sole discretion of Gurnet Sub, waiver (where permissible) of the Conditions (with the exception of Conditions 2.3 and 2.4 and any other Conditions that by their nature are to be satisfied on the Sanction Date, but subject to the satisfaction or waiver (where permissible) of such Conditions), shall, in the manner set out in Clause 3, petition the High Court to sanction the Scheme so as to facilitate the implementation of the Acquisition.

2.2.2.	Each of Gurnet and Gurnet Sub agrees that, subject to Clause 3.6, it shall participate in the Scheme and agrees to be bound by its terms and that it shall, subject to the satisfaction or, in the sole discretion of Gurnet Sub, waiver (where permissible) of the Conditions, effect the Acquisition through the Scheme on the terms set out in this Agreement and the Scheme.

2.2.3.	Each of the Parties agrees that it shall fully and promptly perform all of the obligations required of it in respect of the Acquisition on the terms set out in this Agreement and/or the Scheme and each shall, subject to the terms and conditions of this Agreement, use reasonable best efforts to (including by causing its controlled Concert Parties to, and using reasonable best efforts to cause its Representatives and non-controlled Concert Parties to) act in a manner consistent with the terms of this Agreement pertinent to such Party and take such other steps as are within its power and reasonably required of it for the proper implementation of the Scheme and in connection with Completion.

2.3.	Changes in Shares

If any time during the period between the date of this Agreement and the Effective Time, the issued Innocoll Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any subdivision, reclassification, reorganisation, recapitalisation, split, combination, contribution or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, in each case, solely to the extent expressly permitted pursuant to and in accordance with the terms of this Agreement (or otherwise with the prior written consent of Gurnet), the Cash Consideration, the CVR Consideration and any payments to be made under Clause 4 (and any other number or amount contained in this Agreement which is based upon the price or number of the Innocoll Shares, as the case may be) shall be correspondingly adjusted to provide the holders of Innocoll Shares, Innocoll Options, Innocoll Share Awards and German Options (other than Terminating German Optionholders) the same economic effect as contemplated by this Agreement prior to such event.

3.	Implementation of the Scheme

3.1.	Responsibilities of Innocoll in Respect of the Scheme

Innocoll shall:

3.1.1.	be responsible for the preparation of the Scheme Document (subject to Clause 3.2.6), the Proxy Statement and all other documentation necessary to effect the Scheme and to convene the Scheme Meeting and the EGM; and Innocoll shall

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provide Gurnet with drafts of the Scheme Document and Proxy Statement and afford Gurnet reasonable opportunities to review and make comments on the Scheme Document, Proxy Statement and such other documents, and shall accommodate such comments to the extent that Innocoll, acting reasonably, considers them to be appropriate and/or required in order to ensure that the Scheme Document, Proxy Statement and such other documents are consistent with the Rule 2.5 Announcement and comply with the requirements of the Exchange Act and the rules promulgated thereunder; and as promptly as reasonably practicable after the date hereof, but in any event within 14 days after the date hereof and, subject to the foregoing provisions, Innocoll shall cause to be filed with the SEC, the Proxy Statement, and with the Panel, the Scheme Document;

3.1.2.	for the purpose of implementing the Scheme, instruct the barrister agreed to by Innocoll and Gurnet prior to the date hereof, and provide Gurnet and its advisors (unless prohibited by applicable Law) with the opportunity to attend any meetings with such barrister to discuss matters pertaining to the Scheme and any issues arising in connection with it, provided that where and to the extent that the barrister is to advise on matters relating to the fiduciary duties of the directors of Innocoll or their responsibilities under the Takeover Rules or any Innocoll Alternative Proposal, Gurnet and its advisors shall not be entitled to attend any such meeting or to receive notice thereof;

3.1.3.	notify Gurnet (as soon as reasonably practicable) of the receipt of any comments from the Panel on, or any request from the Panel for amendments or supplements to, the Scheme Document, the Rule 15 Proposals and the related forms of proxy to be so filed or furnished;

3.1.4.	notify Gurnet (as soon as reasonably practicable) of receipt of any comments, correspondence or communication from the SEC on, or any request from the SEC for amendments or supplements to, the Proxy Statement (and provide copies of any written comments, correspondence or communication);

3.1.5.	as soon as reasonably practicable after it receives notice thereof, advise Gurnet of the time when the SEC confirms that it does not intend to review, or has no further comments with respect to, the Proxy Statement;

3.1.6.	prior to filing or despatch of any amendment or supplement to the Scheme Document requested by the Panel or to the Proxy Statement requested by the SEC, or responding in writing to any comments of the Panel or the SEC, as applicable, with respect thereto, Innocoll shall:

(a)	promptly provide Gurnet with a reasonable opportunity to review and comment on such document or response; and

(b)	promptly discuss with Gurnet and include in such document or response all comments reasonably and promptly proposed by Gurnet;

3.1.7.	provide Gurnet with drafts of any and all pleadings, affidavits, petitions and other filings prepared by Innocoll or its Representatives for submission to the High Court or the SEC in connection with the Scheme (including the Proxy Statement)

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prior to their filing, afford Gurnet reasonable opportunities to review and make comments on all such documents, and include in such documents all comments reasonably proposed by Gurnet in a timely manner;

3.1.8.	as promptly as is reasonably practicable (taking into account the review and approval requirements of the Panel, with respect to the Scheme Document, and clearance process of the SEC, with respect to the Proxy Statement that must be satisfied prior to the despatch of the Scheme Document), (a) make all necessary applications to the High Court in connection with the implementation of the Scheme (including promptly after the date of the Rule 2.5 Announcement issuing appropriate proceedings requesting the High Court to give directions under Section 450(5) of the Act as to what are the appropriate Scheme Meetings to be held and to order that the Scheme Meeting be convened as promptly as is practicable following the publication of the Rule 2.5 Announcement, and use its reasonable best efforts so as to ensure that the hearing of such proceedings occurs as promptly as is reasonably practicable and (b) use its reasonable best efforts to have the Proxy Statement cleared by the SEC, in each case, in order to facilitate the despatch of the Scheme Document and Proxy Statement, and seek such directions of the High Court as it (or Gurnet, acting reasonably) considers necessary or desirable to facilitate the convening of or otherwise in connection with such Scheme Meeting and thereafter comply with such directions;

3.1.9.	as promptly as is reasonably practicable after approval by the Innocoll Board of a resolution to convene the Scheme Meeting or, if the High Court is so petitioned, receipt of directions from the High Court directing the convening of the Scheme Meeting (but subject to the completion of the review and approval requirements of the Panel, with respect to the Scheme Document, and the SEC clearance process, with respect to the Proxy Statement), post the Scheme Document to Innocoll Shareholders and, for information only, to holders of Innocoll Options, Innocoll Share Awards and German Options (other than Terminating German Optionholders);

3.1.10.	procure the publication of the requisite advertisements and despatch of the Scheme Document (in a form acceptable to the Panel) and the forms of proxy for use at the Scheme Meeting and the EGM (the forms of which shall be agreed between the Parties) to Innocoll Shareholders on the register of members of Innocoll on the record date as agreed with the High Court, (and, for information only, to the holders of Innocoll Options, Innocoll Share Awards and German Options (other than Terminating German Optionholders)), as promptly as is reasonably practicable after the approval of the High Court to despatch the documents being obtained and of the clearance of the Proxy Statement by the SEC, and thereafter shall publish and/or post such other documents and information (the form of which shall be agreed between the Parties) as the High Court and/or the Panel may approve or direct from time to time in connection with the implementation of the Scheme in accordance with applicable Law as promptly as is reasonably practicable after the approval or (as the case may be) direction of the High Court and/or the Panel to publish or post such documents being obtained;

3.1.11.	unless the Innocoll Board has effected an Innocoll Change of Recommendation pursuant to Clause 5.2, and subject to the obligations of the Innocoll Board under

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the Takeover Rules, procure that the Scheme Document and the Proxy Statement shall include the Scheme Recommendation;

3.1.12.	include in the Scheme Document a notice convening the EGM to be held immediately following the Scheme Meeting to consider and, if thought fit, approve the EGM Resolutions;

3.1.13.	(a) keep Gurnet informed on a daily basis, during the two weeks immediately preceding the date of the Scheme Meeting and the EGM (and prior to such date, as promptly as practicable upon request by Gurnet or its Representatives), of the number of proxy votes received in respect of resolutions to be proposed at the Scheme Meeting and/or the EGM and (b) unless the Innocoll Board has effected an Innocoll Change of Recommendation, conduct any proxy solicitation exercise and undertake any other steps as may reasonably be requested by Gurnet to assist the passing of the Resolutions at the Scheme Meeting and/or EGM;

3.1.14.	subject to Clause 3.5.2, applicable Law or any direction of the High Court, not propose any adjournment of the EGM or Scheme Meeting without the consent of Gurnet;

3.1.15.	keep Gurnet reasonably informed and, as reasonably requested by Gurnet, consult with Gurnet, as to the performance of the obligations and responsibilities required of Innocoll pursuant to this Agreement and/or the Scheme and as to any material developments (other than as to an Innocoll Alternative Proposal, the timing and scope of provision of information about which are governed by Clause 5.2) relevant to the proper implementation of the Scheme including the satisfaction of the Conditions;

3.1.16.	notwithstanding any Innocoll Change of Recommendation, unless this Agreement has been terminated pursuant to Clause 9, hold the Scheme Meeting and the EGM on the date set out in the Scheme Document, or such later date as may be agreed in writing between the Parties, and in such a manner as shall be approved, if necessary, by the High Court and/or the Panel and propose the Resolutions without any amendments, unless such amendments have been agreed to in writing with Gurnet, such agreement not to be unreasonably withheld, conditioned or delayed unless these amendments would result in the Scheme being inconsistent with the Rule 2.5 Announcement;

3.1.17.	afford all such cooperation and assistance as may reasonably be requested of it by Gurnet in respect of the preparation and verification of any document or in connection with any Clearance or confirmation required for the implementation of the Scheme, including the provision to Gurnet of such information and confirmations relating to it, its Subsidiaries and any of its or their respective directors or employees as Gurnet may reasonably request (and shall do so in a timely manner) and assume responsibility only for the information relating to it contained in the Scheme Document or any other document sent to Innocoll Shareholders or filed with the High Court or in any announcement;

3.1.18.	review and provide comments (if any) in a timely manner on all documentation submitted to it;

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3.1.19.	following the Scheme Meeting and EGM, provided that the Resolutions are duly passed (including by the requisite majorities required under Section 453 of the Act in the case of the Scheme Meeting) and all other Conditions are satisfied or, in the sole discretion of Gurnet Sub, waived (where permissible) (with the exception of Conditions 2.3 and 2.4 and any other Conditions that by their nature are to be satisfied on the Sanction Date), take all necessary steps on the part of Innocoll to prepare and issue, serve and lodge all such court documents as are required to seek the sanction of the High Court to the Scheme as soon as possible thereafter; and

3.1.20.	give such undertakings as are required by the High Court as are reasonably necessary or which the Parties agree are desirable for the proper implementation of the Scheme.

3.2.	Responsibilities of Gurnet and Gurnet Sub in Respect of the Scheme

Gurnet and Gurnet Sub shall:

3.2.1.	instruct counsel (the identity of whom shall be determined by Gurnet following consultation with Innocoll) to appear on its behalf at the Court Hearing and undertake to the High Court to be bound by the terms of the Scheme insofar as it relates to Gurnet or Gurnet Sub;

3.2.2.	if, and to the extent that, it or any of its Concert Parties owns or is interested in Innocoll Shares, exercise all of its rights, and, insofar as lies within its powers, procure that each of its Concert Parties shall exercise all rights, in respect of such Innocoll Shares so as to implement, and otherwise support the implementation of, the Scheme, including by voting (and, in respect of interests in Innocoll held via Contracts for difference or other derivative instruments, insofar as lies with its powers, procuring that instructions are given to the holder of the underlying Innocoll Shares to vote) in favour of the Resolutions or, if required by Law, the High Court, the Takeover Rules or other rules, refraining from voting, at any Scheme Meeting and/or EGM as the case may be;

3.2.3.	procure that each member of the Gurnet Group and (insofar as lies within their power of procurement) each of their respective Representatives take all such steps as are reasonably necessary or desirable in order to implement the Scheme, including the giving by Gurnet Sub to the High Court of any customary undertakings which the High Court requires Gurnet Sub to give to it;

3.2.4.	keep Innocoll reasonably informed and, as reasonably requested by Innocoll, consult with Innocoll, as to the performance of the obligations and responsibilities required of Gurnet and/or Gurnet Sub pursuant to this Agreement and/or the Scheme and as to any developments relevant to the proper implementation of the Scheme, including the satisfaction of the Conditions;

3.2.5.	subject to the terms of this Agreement, afford (and use reasonable best efforts to procure that its Concert Parties shall afford) all such cooperation and assistance as may reasonably be requested of it by Innocoll in respect of the preparation and verification of any document or in connection with any Clearance or confirmation required for the implementation of the Scheme, including the

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provision to Innocoll of such information and confirmation relating to it, its Subsidiaries and any of its or their respective directors or employees as Innocoll may reasonably request (and shall do so in a timely manner) and assume responsibility only for the information relating to it contained in the Scheme Document or any other document sent to Innocoll Shareholders or filed with the High Court or in any announcement;

3.2.6.	review and provide comments (if any) in a timely manner on all documentation submitted to it; and

3.2.7.	provide Innocoll with all such information regarding the Gurnet Group that may reasonably be required for inclusion in the Scheme Document and provide all such other assistance as Innocoll may reasonably require in connection with the preparation of the Scheme Document.

3.3.	Mutual Responsibilities of the Parties

3.3.1.	If any of the Parties becomes aware of any information that, pursuant to the Takeover Rules, the Act or the Exchange Act should be disclosed in an amendment or supplement to the Scheme Document or the Proxy Statement, or that is required to be included therein in order that the information therein shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statements are made, then the Party becoming so aware shall promptly inform the other Party thereof and the Parties shall cooperate with each other in submitting or filing such amendment or supplement with the Panel, and, if required, the SEC and/or the High Court and, if required, in mailing such amendment or supplement to the Innocoll Shareholders and, for information only, if required, to the holders of Innocoll Options, Innocoll Share Awards and Geman Options.

3.3.2.	Each Party shall take, or cause to be taken, such other steps as are reasonably required of it for the proper implementation of the Scheme, including those required of it pursuant to Clause 8 in connection with Completion.

3.3.3.	Each Party shall, as promptly as reasonably practicable, notify the other of any matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Scheme Document or implementation of the Scheme or the Acquisition, as the case may be.

3.3.4.	For the avoidance of doubt and except as may be required by the Takeover Rules (and without limiting any other provision of this Agreement), nothing in this Agreement other than the provisions of Clause 5.2 shall require Innocoll to provide Gurnet with any information with respect to, or to otherwise take or fail to take any action in connection with Innocoll’s consideration of or response to, any Innocoll Alternative Proposal.

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3.4.	Dealings with the Panel

3.4.1.	Each of the Parties shall promptly provide such assistance and information as may reasonably be requested by any other Party for the purposes of, or in connection with, any correspondence or discussions with the Panel in connection with the Acquisition and/or the Scheme.

3.4.2.	Unless prohibited by the Panel, each of the Parties shall (i) give the other reasonable prior notice of any proposed meeting or substantive discussion, submission or correspondence between it or its Representatives with the Panel, or of any amendment to be proposed to the Scheme in connection therewith, and, except to the extent any such correspondence relates to an Innocoll Alternative Proposal, shall afford the other reasonable opportunities to review and make comments and suggestions with respect to the same and accommodate such comments and suggestions to the extent that such Party, acting reasonably, considers these to be appropriate, and (ii) keep the other reasonably informed of all such meetings, discussions, submissions or correspondence that it or its Representative(s) have with the Panel and not participate in any meeting or discussion with the Panel concerning this Agreement or the Transactions unless it consults with the other Parties in advance, and, unless prohibited by the Panel, gives such other Parties the opportunity to attend such meetings and provide advance copies of all written submissions it intends to make to the Panel and affords the other reasonable opportunities to review and make comments and suggestions with respect to the same and accommodate such comments and suggestions to the extent that such Party, acting reasonably, considers these to be appropriate, copies of the submissions made and copies (or, where verbal, a verbal or written summary of the substance) of the Panel responses thereto, provided always that any correspondence or other information required to be provided under this Clause 3.4.2 may be redacted:

(a)	to remove references concerning the valuation of the businesses of Innocoll;

(b)	in connection with a switch to a Takeover Offer;

(c)	to prevent the exchange of confidential information as required by applicable Law (provided that the redacting Party shall use its reasonable best efforts to cause such information to be provided in a manner that would not result in such confidentiality concerns); and

(d)	as necessary to address reasonable privilege concerns (provided that the redacting Party shall use its reasonable best efforts to cause such information to be provided in a manner that would not result in such privilege concerns).

3.4.3.	Innocoll undertakes, if so requested by Gurnet, to issue as promptly as is reasonably practicable its written consent to Gurnet and to the Panel in respect of any application made by Gurnet to the Panel:

(a)	seeking confirmation that there is no requirement under the Takeover Rules to disclose Gurnet’s financing arrangements for the Acquisition and related transactions (the “Gurnet Financing Information”) in the Scheme Document, any supplemental document or other document sent

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to Innocoll Shareholders, the holders of Innocoll Options, the holders of Innocoll Share Awards and/or the holders of German Options or, alternatively, seeking a waiver of or derogation from such requirement;

(b)	to redact any commercially sensitive or confidential information specific to the Gurnet Financing Information from any documents that Gurnet is required to display pursuant to Rule 26(b)(xi) of the Takeover Rules;

(c)	requesting consent or as the case may be a derogation from Rule 16.1 of the Takeover Rules to permit Gurnet to pay fees to lenders in connection with any syndication arrangements with respect to its financing arrangements and to provide information to any lenders and prospective lenders on such terms as the Panel may permit; and

(d)	requesting a derogation from the disclosure requirements of Rule 24.3 of the Takeover Rules and seeking consent to the aggregation of dealings for the purposes of disclosure in the Scheme Document.

3.4.4.	Gurnet and Innocoll undertake, if so requested by the other Party, to issue as promptly as is reasonably practicable its written consent to the other Party and to the Panel in respect of any application made by Innocoll or Gurnet, as applicable, to the Panel:

(a)	requesting a derogation for the timing requirement pursuant to Rule 30.2 of the Takeover Rules in connection with the despatch of the Scheme Document or the Takeover Offer Document to Innocoll Shareholders and the despatch of the Rule 15 Proposals to the holders of Innocoll Options, Innocoll Share Awards and German Options, in each case where compliance with such timing requirement will not be possible within the 28 day period after the date of the Rule 2.5 Announcement; and

(b)	requesting a derogation from the disclosure requirements of Rule 25.3 of the Takeover Rules and seeking consent to the aggregation of dealings for the purposes of disclosure in the Scheme Document or the Takeover Offer Document.

3.4.5.	Notwithstanding anything to the contrary in the foregoing provisions of this Clause 3.4, neither Innocoll nor Gurnet shall be required to take any action pursuant to such provisions if (a) such action is prohibited by the Panel (unless the Panel decision is successfully appealed by either Innocoll or Gurnet), (b) Innocoll has made an Innocoll Change of Recommendation or (c) such action relates to a matter involving a person who has made an Innocoll Alternative Proposal (or any Affiliate of, or persons Acting in Concert with, such person).

3.4.6.	Nothing in this Agreement shall in any way limit the Parties’ obligations under the Takeover Rules.

3.5.	No Scheme Amendment by Innocoll

Save as required by Law, the High Court and/or the Panel, Innocoll shall not, in each case, without the consent of Gurnet:

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3.5.1.	amend the Scheme;

3.5.2.	adjourn or postpone (or propose an adjournment or postponement of) the Scheme Meeting or the EGM; provided, however, that Innocoll may, without the consent of Gurnet, adjourn or postpone (or propose to adjourn or postpone) the Scheme Meeting or the EGM:

(a)	in the case of adjournment, if directed by Innocoll Shareholders to do so pursuant to Article 67 of the Innocoll Constitution (other than pursuant to a proposal by Innocoll or any of its Affiliates or any of its or their respective directors, officers employees, agents or other representatives);

(b)	to the extent reasonably necessary to permit dissemination of information which is material to shareholders voting at the Scheme Meeting or the EGM, but only for so long as the Innocoll Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary or advisable to give Innocoll Shareholders sufficient time to evaluate any such disclosure or information so provided or disseminated; or

(c)	if, as of the time for which the Scheme Meeting or the EGM is scheduled (as set forth in the Scheme Document), there are insufficient Innocoll Shares represented (either in person or by proxy) (i) to constitute a quorum necessary to conduct the business of the Scheme Meeting or the EGM, but only until a meeting can be held at which there are a sufficient number of Innocoll Shares represented to constitute a quorum or (ii) voting for the approval of the Scheme Meeting Resolution or the EGM Resolutions, as applicable, but only until Innocoll determines in good faith that a meeting can be held at which there are a sufficient number of holders represented and votes of holders of Innocoll Shares to approve the Scheme Meeting Resolution or the EGM Resolutions, as applicable), provided, that the Scheme Meeting and EGM are not postponed or adjourned to a date that is more than 30 days after the date for which the Scheme Meeting and EGM were originally scheduled (other than any adjournments or postponements required by applicable Law, including adjournments or postponements to the extent reasonably necessary or advisable to permit dissemination of information which is material to shareholders voting at the Scheme Meeting and EGM and to give the Innocoll Shareholders sufficient time to evaluate any such supplement or amendment or other information); or

3.5.3.	amend the Resolutions (in each case, in the form set out in the Scheme Document).

3.6.	Switching to a Takeover Offer

3.6.1.	Gurnet may elect (with the Panel’s consent) to implement the Acquisition by way of a Takeover Offer (rather than the Scheme), whether or not the Scheme Document has been posted, subject to the terms of this Clause 3.6, and Gurnet shall notify Innocoll promptly of any such election.

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3.6.2.	If Gurnet elects to implement the Acquisition by way of a Takeover Offer, Innocoll undertakes to provide Gurnet as promptly as reasonably practicable with all such information about the Innocoll Group (including directors and their Concert Parties) as may reasonably be required for inclusion in the Takeover Offer Documents and to provide all such other assistance as may reasonably be required by the Takeover Rules in connection with the preparation by Gurnet or Gurnet Sub of the Takeover Offer Documents, including reasonable access to, and ensuring the provision of reasonable assistance by, its Representatives.

3.6.3.	If Gurnet elects to implement the Acquisition by way of a Takeover Offer, Innocoll agrees:

(a)	that the Takeover Offer Documents shall contain provisions in accordance with the terms and conditions set out in the Rule 2.5 Announcement, the relevant Conditions and such other further terms and conditions as agreed (including any modification thereto) between Gurnet and Innocoll; provided, however, that the terms and conditions of the Takeover Offer shall be at least as favourable to the Innocoll Shareholders, so far as applicable, as those that would apply to the Scheme (subject to appropriate amendments, including (if agreed with the Panel) the inclusion of an acceptance condition set at 80% of the shares to which such Takeover Offer relates, or such lesser percentage, being more than 50%, as Gurnet may determine);

(b)	to reasonably co-operate and consult with Gurnet in the preparation of the Takeover Offer Documents or any other document or filing which is required for the purposes of implementing the Acquisition; and

(c)	unless the Innocoll Board has effected an Innocoll Change of Recommendation pursuant to Clause 5.2, to incorporate in the Rule 2.5 Announcement and the Takeover Offer Documents a recommendation to the holders of Innocoll Shares from the Innocoll Board to accept the Takeover Offer, and such recommendation shall not be withdrawn, adversely modified or qualified except as contemplated by Clause 5.2.

3.6.4.	If Gurnet elects to implement the Acquisition by way of the Takeover Offer in accordance with Clause 3.6.1, the Parties mutually agree:

(a)	to prepare and file with, or submit to, the SEC and, to the extent necessary, the Panel and the High Court, all documents, amendments and supplements required to be filed therewith or submitted thereto pursuant to the Securities Act or the Exchange Act or otherwise by Law in connection with the Takeover Offer, and to make any applications or initiate any appearances that may be required or desirable to and in front of the High Court for the purpose of discontinuance of High Court proceedings initiated in connection with the Scheme, and each Party shall have reasonable opportunities to review and make comments on all such documents, amendments and supplements and, following reasonable accommodation of such comments and approval of such documents, amendments and supplements by the other Party, which shall not be unreasonably withheld, conditioned or delayed, file or submit, as

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the case may be, such documents, amendments and supplements with or to the SEC;

(b)	to provide the other Party with any comments received from the SEC on any documents filed by it with or furnished by it to the SEC promptly after receipt thereof; and

(c)	unless contacted by the SEC without prior notice, to provide the other Party with reasonable prior notice of any proposed oral communication with the SEC and afford the other party reasonable opportunity to participate therein (unless prohibited by any applicable Law or SEC rules or policies).

3.6.5.	If the Takeover Offer is consummated under section 457 of the Act, Gurnet shall, or shall cause Gurnet Sub to, effect as promptly as reasonably practicable a compulsory acquisition of any Innocoll Shares not acquired in the Takeover Offer for the same consideration per share.

4.	Rule 15 Proposals

4.1.	Issuance of Rule 15 Proposals

4.1.1.	Each Rule 15 Proposal will be made as a joint letter from Innocoll and Gurnet (the final form of each such letter and all other documentation necessary to effect such Rule 15 Proposal to be agreed between the Parties), to be issued (a) no later than five Business Days after the issuance of the Scheme Document to all (i) Optionholders, (ii) Restricted Share Holders, and (iii) RSU Award Holders, and (b) to all holders of German Options (other than Terminating German Optionholders).

4.1.2.	Subject to the posting of the Scheme Document in accordance with Clause 3.1.9, the Parties agree that the Rule 15 Proposals will be made to Optionholders, holders of Innocoll Share Awards and the holders of German Options (other than Terminating German Optionholders) in respect of their respective holdings of Innocoll Options, Innocoll Share Awards and/or German Options, in each case in accordance with this Clause 4 and Rule 15 of the Takeover Rules.

4.1.3.	Save as required by applicable Law, the High Court and/or the Panel, neither Party shall amend any Rule 15 Proposal after its despatch without the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

4.2.	Proposal to Optionholders

The Rule 15 Proposal to Optionholders shall provide as follows:

4.2.1.	upon the terms and subject to the conditions set forth in this Agreement and without any action on the part of Innocoll (other than the approval of the compensation committee of the Innocoll Board) or any Optionholder, each Innocoll Underwater Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled as of immediately

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prior to the Effective Time, without any consideration being payable in respect thereof, and shall have no further force or effect; provided, however, that, to the extent the terms of any Innocoll Option Award Agreement applicable to any Innocoll Underwater Option do not permit or provide for such cancellation (any such Innocoll Underwater Option, a “Relevant Innocoll Underwater Option”), that Relevant Innocoll Underwater Option shall not be so cancelled; provided, further, however, that, to the extent any Relevant Innocoll Underwater Option is exercised following the Effective Time, any Innocoll Shares allotted and issued upon due exercise thereof (including payment of the exercise price) shall pursuant to the Innocoll Constitution as in effect at such time and as amended pursuant to Clause 4.7, be subject to acquisition by Gurnet Sub (at Gurnet Sub’s sole election) for the same or equivalent consideration per Innocoll Share as shall be payable to Innocoll Shareholders under the Scheme. If any Innocoll Shares are allotted and issued prior to the Effective Time pursuant to the due exercise of a Relevant Innocoll Underwater Option, such Innocoll Shares shall be dealt with as part of the Scheme; and

4.2.2.	upon the terms and subject to the conditions set forth in this Agreement and without any action on the part of any Optionholder, the Innocoll Board (or the compensation committee thereof) shall take all appropriate and necessary action to deem each unvested Innocoll Superior Option fully vested, such vesting to be subject to and conditional upon the sanction by the High Court of the Scheme (without material modification) pursuant to Sections 449 to 455 of the Act, and each holder of an Innocoll Superior Option shall be permitted (in his/her sole discretion) to exercise such Innocoll Superior Option, such exercise to be subject to and conditional upon the sanction by the High Court of the Scheme (without material modification) pursuant to Sections 449 to 455 of the Act, during the period commencing immediately after the making of the Court Order and ending immediately prior to the Effective Time; provided, that notice of such exercise, conditional as aforesaid, may be given by such holder at any time beginning upon the receipt by him of the relevant Rule 15 Proposal and ending immediately prior to the Effective Time). With respect to each Innocoll Share issued upon the due exercise (including payment of the relevant exercise price) of an Innocoll Superior Option during such exercise period, any such Innocoll Shares shall be issued immediately prior to the Scheme becoming effective and shall be subject to the terms of the Scheme and the relevant Optionholder shall be entitled, as of the Effective Time, to receive the Consideration. The Cash Consideration payable to each such Person shall be paid to such Person through Innocoll’s payroll on the next scheduled Innocoll payroll date, net of any Taxes withheld. At the Effective Time, each Innocoll Superior Option that has not been properly exercised in accordance with this Clause 4.2.2 shall be cancelled and have no further effect.

4.3.	Proposal to Restricted Share Holders

The Rule 15 Proposal to Restricted Share Holders shall provide as follows:

4.3.1.	upon the terms and subject to the conditions set forth in this Agreement and without any action on the part of Innocoll (other than the approval of the compensation committee of the Innocoll Board) or any holder of Innocoll Restricted Shares, each Innocoll Restricted Share shall, immediately prior to the

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Effective Time, cease to be subject to a repurchase option, transfer restrictions or other conditions and shall be cancelled (as part of the capital reduction forming part of the Scheme) as of the Effective Time, and for each share so cancelled, the holder shall be entitled to receive the Consideration. The Cash Consideration payable to each holder of an Innocoll Restricted Share shall be paid through Innocoll’s payroll to such Restricted Share Holder on the next scheduled Innocoll payroll date, net of any Taxes withheld.

4.4.	Proposal to RSU Award Holders

The Rule 15 Proposal to RSU Award Holders shall provide as follows:

4.4.1.	upon the terms and subject to the conditions set forth in this Agreement and without any action on the part of Innocoll (other than the approval of the compensation committee of the Innocoll Board) or any holder of an Innocoll RSU, each Innocoll RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall terminate, be cancelled and cease to have any force or effect as of immediately prior to the Effective Time in exchange for the right to receive the Consideration for each Innocoll Share which was subject to such Innocoll RSU. The Cash Consideration payable to each former holder of an Innocoll RSU outstanding immediately prior to the Effective Time shall be paid through Innocoll’s payroll to such former holder of an Innocoll RSU on the next scheduled Innocoll payroll date, net of any Taxes withheld.

4.5.	German Options

4.5.1.	Innocoll shall, and shall cause the members of the Innocoll Group and shall direct its Representatives to, use their respective reasonable best efforts to cause as many German Optionholders as possible to agree to the termination of the German Option Agreement and to irrevocably renounce and waive any rights and claims (whether past, current or future) which they have or may have under or in connection with the German Option Agreement and to irrevocably undertake not to exercise any rights under the German Option Agreement, in either case on terms acceptable to Gurnet (any such German Optionholder, a “Terminating German Optionholder”), effective as of, at or prior to the Effective Time. Innocoll acknowledges Condition 3.1.5 as such Condition relates to the German Option Agreement; provided, however, that Innocoll shall not pay any consideration or make any agreements or commitments in connection with any such termination, renunciation, waiver or undertaking without the prior written consent of Gurnet; and, provided further, that no Party shall be required to make any payment or concession to any Person in connection with obtaining such Person’s agreement to terminate the German Option Agreement and irrevocable renunciation and waiver of, and irrevocable undertaking not to exercise, any rights with respect to the German Option Agreement, which payment or concession is not conditioned on the completion of the Acquisition.

4.5.2.	The Rule 15 proposal to holders of German Options (other than Terminating German Optionholders) shall provide that, to the extent any holder of a German Option other than a Terminating German Optionholder exercises any such German Options following the Effective Time, the Innocoll Shares allotted and issued upon exercise thereof shall, pursuant to the Innocoll Constitution as in

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effect at such time and as amended pursuant to Clause 4.7, be subject to acquisition by Gurnet Sub (at Gurnet Sub’s sole election) for the same or equivalent consideration per Innocoll Share as shall be payable to Innocoll Shareholders under the Scheme.

4.6.	Rule 15 Efforts

As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, Innocoll and the Innocoll Board (and any subcommittee thereof), as applicable, shall take all necessary or appropriate action (including, but not limited to, obtaining necessary written consents of equityholders) to effectuate the provisions of Clauses 4.1 through 4.5 and to cause each of the Innocoll Share Plans to be terminated as of the Effective Time.

4.7.	Amendment of Articles

Innocoll shall procure that the EGM Resolutions include a special resolution proposing that the Innocoll Constitution be amended so that (i) any Innocoll Shares allotted following the EGM will either be subject to the terms of the Scheme or acquired by Gurnet Sub for the same consideration per Innocoll Share as shall be payable to Innocoll Shareholders by Gurnet Sub under the Scheme (depending upon the timing of such allotment) and (ii) any Innocoll Shares allotted and issued upon the exercise following the Effective Time of any Relevant Innocoll Underwater Options or German Options will be subject to acquisition by Gurnet Sub (at Gurnet Sub’s sole election) for the same or equivalent consideration per Innocoll Share as shall be payable to Innocoll Shareholders under the Scheme.

4.8.	Withholding Taxes

All amounts payable pursuant to Clause 8 or this Clause 4 shall be subject to any required withholding in respect of Tax, which shall be paid as soon as practicable following the Effective Time or such other date or dates as expressly provided for in this Agreement or as required by applicable Law. To the extent that any amounts are so deducted and withheld and paid to the appropriate Relevant Authorities, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.

5.	Innocoll and Gurnet Conduct

5.1.	Conduct of Business by Innocoll

5.1.1.	At all times from the execution of this Agreement until the earlier of Completion and the date, if any, on which this Agreement is terminated pursuant to Clause 9, except as may be required by Law, as expressly required or contemplated by this Agreement, as set forth in Clause 5.1.1 of the Innocoll Disclosure Letter or with the prior written consent of Gurnet (such consent not to be unreasonably withheld, conditioned or delayed), Innocoll shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice in all material respects.

5.1.2.	By way of amplification and not limitation of Clause 5.1.1, at all times from the execution of this Agreement until the earlier of Completion and the date, if any,

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on which this Agreement is terminated pursuant to Clause 9, except as may be required by Law, as expressly required or contemplated by this Agreement, as set forth in Clause 5.1.1 of the Innocoll Disclosure Letter or with the prior written consent of Gurnet (such consent not to be unreasonably withheld, conditioned or delayed), Innocoll undertakes to and covenants with Gurnet with respect to each of the matters set forth in Schedule 1.

5.1.3.	Innocoll shall afford Gurnet and Gurnet’s Representatives reasonable access during normal business hours to (or shall furnish Gurnet and Gurnet’s Representatives with copies of, as applicable), throughout the period from the release of the Rule 2.5 Announcement until the earlier of the Effective Time and the date, if any, on which the Agreement is terminated pursuant to Clause 9, its and its Subsidiaries’ properties, employees, contracts, commitments, books and records, financial and operating data and any report, schedule or other document or information as is reasonably requested by Gurnet, in each case, for purposes of Gurnet’s due diligence or integration planning and/or effecting the Acquisition; provided that any such access shall be conducted at Gurnet’s expense and under supervision of appropriate personnel of Innocoll. Any request for access or information pursuant to this Clause 5.1.3 shall be directed to an executive officer of Innocoll or other person designated by Innocoll. Notwithstanding the foregoing, Innocoll shall not be required to afford such access if it would unreasonably disrupt the operations of Innocoll or any of its Subsidiaries, would cause a loss of legal privilege to Innocoll or any of its Subsidiaries or would constitute a violation of any applicable Law (including the Takeover Rules).

5.1.4.	Innocoll shall, and shall procure that its Subsidiaries shall, promptly notify Gurnet orally and in writing upon an Executive Officer becoming actually aware (i) that any representation or warranty made by it in this Agreement has become untrue or inaccurate in a manner that would cause any of the Conditions to be unsatisfied at the Effective Time; and (ii) of any material Action commenced against Innocoll or any of its Subsidiaries; provided, however, that the delivery of any notice pursuant to this Clause 5.1.4 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect any remedies available to Gurnet.

5.1.5.	Nothing contained in this Agreement, including by way of any access granted pursuant to Clause 5.1.3, shall be deemed to give Gurnet, directly or indirectly, the right to control or direct the Innocoll Group operations prior to the Effective Date. Gurnet hereby agrees that all information provided to it or its Representatives pursuant to Clause 5.1.3 shall be deemed to be Confidential Information as such term is defined in, and shall be treated in accordance with the terms of, the Confidentiality Agreement.

5.2.	Non-Solicitation

5.2.1.	Subject to any actions which Innocoll is required to take so as to comply with the requirements of the Takeover Rules, Innocoll agrees that neither it nor any member of the Innocoll Group shall, and that it shall cause its and their respective Representatives and it shall use its reasonable best efforts to cause any Concert Party of Innocoll not to, directly or indirectly:

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(a)	solicit, initiate, facilitate or knowingly encourage any enquiry with respect to, or the making or submission of, any Innocoll Alternative Proposal or any proposal which would reasonably be expected to lead to an Innocoll Alternative Proposal;

(b)	participate in any discussions or negotiations regarding an Innocoll Alternative Proposal with, or, save as required by Law, furnish any non-public information regarding Innocoll to, any person that has made or, to the Knowledge of Innocoll, is considering making an Innocoll Alternative Proposal; or

(c)	expressly waive, terminate, amend or modify or fail to use its reasonable best efforts to enforce any provision of any “standstill” or similar obligation of any person with respect to any member of the Innocoll Group;

provided that Innocoll shall not be required to take, or be prohibited from taking, any action otherwise prohibited or required by this Clause 5.2.1 if the Innocoll Board determines, in good faith (after consultation with its outside legal counsel), that failure to take such action or permit such inaction would be inconsistent with the directors’ fiduciary duties under applicable Law or would violate the Takeover Rules.

Innocoll shall, and shall cause its Subsidiaries and its and their respective Representatives and shall use reasonable best efforts to cause its and their Concert Parties to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Innocoll Alternative Proposal, or any enquiry or proposal that may reasonably be expected to lead to an Innocoll Alternative Proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such person or its Representatives. Notwithstanding the foregoing, Innocoll, the members of the Innocoll Group and their respective Representatives shall be permitted to engage in the conduct contemplated by item 2 set forth in Section 5.1.1 of the Innocoll Disclosure Schedule, and any such conduct shall not, in and of itself and solely to the extent permitted thereby, be deemed to breach this Clause 5.2.1.

5.2.2.	Notwithstanding the limitations set forth in Clause 5.2.1, if, following the date hereof, Innocoll receives a written Innocoll Alternative Proposal or receives an enquiry or proposal from a person who is intending on making an Innocoll Alternative Proposal, in each case, which did not or does not result from a breach of this Clause 5.2, and the Innocoll Board determines in good faith (after consultation with Innocoll’s financial advisors and outside legal counsel) that such Innocoll Alternative Proposal is, or would reasonably be expected to lead to, an Innocoll Superior Proposal and the failure to take the actions described in sub-clauses (a)-(c) below would be inconsistent with the directors’ fiduciary duties under applicable Law or would violate the Takeover Rules, Innocoll may take any or all of the following actions:

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(a)	contact the person who makes such Innocoll Alternative Proposal to understand the terms and conditions thereof;

(b)	furnish non-public information to the third party (and any persons Acting in Concert with such third party and its Representatives) making such Innocoll Alternative Proposal (provided that all such information (or substantially the same information) has previously been provided to Gurnet or is provided to Gurnet substantially concurrently with the time it is provided to such person(s)), if, and only if, prior to so furnishing such information, Innocoll receives from the third party an executed confidentiality agreement containing terms (including any “standstill” terms, which, for the avoidance of doubt, shall not include the “fall away” provisions to the “standstill” set forth in the Confidentiality Agreement) no less restrictive on such third party than the terms in the Confidentiality Agreement are restrictive on Gurnet and permitting Innocoll to disclose to Gurnet all information contemplated by Clause 5.2.3); and

(c)	engage in discussions or negotiations with the third party (and such other persons) with respect to such Innocoll Alternative Proposal.

5.2.3.	Innocoll shall promptly (and in any event within 24 hours of receipt) notify Gurnet orally and in writing of the receipt of any Innocoll Alternative Proposal and shall indicate the material terms and conditions of such Innocoll Alternative Proposal (including any changes to such material terms and conditions) and the identity of the person making any such Innocoll Alternative Proposal, and thereafter shall promptly keep Gurnet reasonably informed of any material change to the terms of any such Innocoll Alternative Proposal. Without limiting the generality of the foregoing, but subject to all applicable Laws, Innocoll shall provide to Gurnet as soon as reasonably practicable after receipt or delivery thereof (and in any event within 24 hours of receipt or delivery) copies of all written correspondence and other written material exchanged between any member of the Innocoll Group (or any of their respective Representatives) and the person making an Innocoll Alternative Proposal (or such person’s Concert Parties or Representatives) that describes the material terms or conditions of such Innocoll Alternative Proposal or that is material to understanding such Innocoll Alternative Proposal, including any counterproposal or other material substantive response by Innocoll to such Innocoll Alternative Proposal and including any and all draft agreements, indications of interest or term sheets submitted by either party in connection therewith. Innocoll shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or other agreement with any person following the date hereof that prohibits Innocoll from providing such information to Gurnet.

5.2.4.	Except as set forth in Clause 5.2.5, neither the Innocoll Board nor any committee thereof shall:

(a)	withdraw or fail to make when required pursuant to this Agreement (or qualify, amend or modify in any manner adverse to Gurnet), or propose publicly to withdraw or fail to make when required pursuant to this Agreement (or qualify, amend or modify in any manner adverse to
34

Gurnet), the Scheme Recommendation or the recommendation contemplated by Clause 3.6.3(c);

(b)	approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Innocoll Alternative Proposal (any of the foregoing actions in Clauses 5.2.4(a) and 5.2.4(b) being an “Innocoll Change of Recommendation”) (it being agreed that the provision by Innocoll to Gurnet of notice or information in connection with an Innocoll Alternative Proposal or Innocoll Superior Proposal as required or expressly permitted by this Agreement shall not, in and of itself, constitute an Innocoll Change of Recommendation); or

(c)	cause or allow any member of the Innocoll Group to execute or enter into any expense reimbursement or break fee payment agreement, letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement constituting or with respect to, or that would reasonably be expected to lead to, any Innocoll Alternative Proposal, or requiring, or reasonably expected to cause, Innocoll to abandon, terminate, delay or fail to consummate the Acquisition other than as contemplated by Clause 9.1.1(h), other than a confidentiality agreement referred to in Clause 5.2.2.

5.2.5.	Nothing in this Agreement shall prohibit or restrict the Innocoll Board, at any time prior to obtaining the Innocoll Shareholder Approval, from making an Innocoll Change of Recommendation if the Innocoll Board has concluded, in good faith (after consultation with Innocoll’s outside legal counsel and financial advisor):

(a)	that an Innocoll Alternative Proposal constitutes an Innocoll Superior Proposal; and

(b)	that the failure to make an Innocoll Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law or would otherwise violate the Takeover Rules;

provided, however, that Innocoll shall have provided prior written notice to Gurnet at least three (3) Business Days in advance, of the holding of a meeting of the Innocoll Board (or a committee thereof) at which an Innocoll Change of Recommendation is to be considered; and, provided further, that the Innocoll Board shall take into account any changes to the terms of this Agreement and the Scheme proposed by Gurnet in response to such prior written notice or otherwise, and during such three (3) Business Day period, Innocoll shall engage in good faith negotiations with Gurnet regarding any changes to the terms of this Agreement or the Scheme proposed by Gurnet.

5.2.6.	Nothing contained in this Agreement shall prohibit or restrict Innocoll or the Innocoll Board from (a) making any disclosure to the Innocoll Shareholders if in the good faith judgment of the Innocoll Board (after consultation with Innocoll’s

35

outside legal counsel) failure to so disclose would be inconsistent with the directors’ fiduciary duties under applicable Law or would otherwise give rise to a violation of the Takeover Rules or applicable Law, provided such disclosure does not constitute an Innocoll Change of Recommendation or (b) taking and disclosing to the Innocoll Shareholders a position or making a statement contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or other applicable Law); provided, however, that in no event shall this Clause 5.2.6 affect the obligations of Innocoll set forth in Clauses 5.2.1 through 5.2.5, inclusive, or Clause 5.2.7; and provided, further, that any such disclosure pursuant to sub-clause (b) above shall constitute an Innocoll Change of Recommendation unless such disclosure (i) expressly publicly states that the Scheme Recommendation has not changed and reaffirms the Scheme Recommendation, or (ii) expressly publicly states that the Innocoll Board rejects the applicable Innocoll Alternative Proposal or expressly reaffirms the Scheme Recommendation.

5.2.7.	The Parties agree that:

(a)	Innocoll may terminate this Agreement, at any time prior to obtaining the Innocoll Shareholder Approval, in order to enter into any agreement, understanding or arrangement providing for an Innocoll Superior Proposal, provided that, (i) the Innocoll Board has concluded in good faith (after consultation with Innocoll’s financial advisor and outside legal counsel and compliance with Clause 5.2.5) that (A) an Innocoll Alternative Proposal constitutes an Innocoll Superior Proposal and (B) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, (ii) promptly (and in any event, within 24 hours of such determination) following the Innocoll Board’s determination (after consultation with Innocoll’s outside legal counsel and financial advisor) that an Innocoll Alternative Proposal constitutes an Innocoll Superior Proposal, Innocoll has provided a written notice to Gurnet (a “Superior Proposal Notice”) advising Gurnet that Innocoll has received an Innocoll Alternative Proposal and specifying the material terms of such Innocoll Alternative Proposal, the identity of the persona making such Innocoll Alternative Proposal and such other information with respect thereto required by Clause 5.2.3 and including written notice of the determination of the Innocoll Board that the Innocoll Alternative Proposal constitutes an Innocoll Superior Proposal, (iii) Innocoll has provided Gurnet with an opportunity, for a period of four (4) Business Days following the time of delivery to Gurnet of the Superior Proposal Notice (as may be extended pursuant to the last sentence of this Clause 5.2.7(a), the “Notice Period”), to discuss in good faith the terms and conditions of this Agreement and the Transactions, including an increase in, or modification of, the Consideration, and such other terms and conditions such that such Innocoll Alternative Proposal no longer constitutes an Innocoll Superior Proposal, and (iv) following the end of such Notice Period, the Innocoll Board has determined in good faith (after consultation with Innocoll’s financial advisor and outside legal counsel) that (A) such Innocoll Superior Proposal continues to constitute an Innocoll Superior Proposal taking into account all changes to this Agreement and the Scheme proposed by Gurnet during the Notice Period

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and (B) the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law and has provided to Gurnet a further written notice to such effect (a “Final Recommendation Change Notice”). If, during the Notice Period any material revision is made to the financial terms or other material terms and conditions of the pertinent Innocoll Alternative Proposal, Innocoll shall, promptly following each such revision, deliver a new Superior Proposal Notice to Gurnet and comply with the requirements of this Clause 5.2.7(a) with respect to such new Superior Proposal Notice, except that the Notice Period shall be the greater of two Business Days and the amount of time remaining in the initial Notice Period; and

(b)	in the event that a competitive situation arises pursuant to Rule 31.4 of the Takeover Rules in relation to Gurnet and a third party or parties, Innocoll shall use its reasonable best efforts to obtain permission from the Panel to provide that the auction procedure determined by the Panel shall give effect to and be consistent with Gurnet’s rights and the obligations of Innocoll and the Innocoll Board pursuant to this Clause 5.2.7, and Innocoll shall, to the extent reasonably practicable, keep Gurnet reasonably informed of any discussions with the Panel in respect of the determination of such auction procedure.

5.2.8.	Innocoll and Gurnet agree that the Non-Solicitation Agreement, dated February 21, 2017, by and between Innocoll and Gurnet is hereby terminated and shall have no further legal force or effect.

6.	Warranties

6.1.	Innocoll Warranties

Except (i) as disclosed in the applicable Clause or sub-clause of the Innocoll Disclosure Letter (or any other part of the Innocoll Disclosure Letter where it is reasonably apparent on its face based on the substance of such disclosure or the context in which such disclosure is made that such disclosure relates to such Clause or sub-clause), and (ii) as disclosed in the Innocoll SEC Documents filed or furnished by Innocoll with the SEC since January 1, 2015 and publicly available prior to the date hereof (but excluding any disclosures in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature), Innocoll represents and warrants to the Gurnet Parties as follows:

6.1.1.	Qualification, Organisation

Each of Innocoll and its Subsidiaries is a legal entity duly organised, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organisation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires

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such qualification, except where the failure of one or more of Innocoll Subsidiaries to be so qualified or, where relevant, in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Innocoll has filed with the SEC, prior to the date hereof, a complete and accurate copy of the Innocoll Constitution, as amended to the date hereof. The Innocoll Constitution is in full force and effect and Innocoll is not in violation of the Innocoll Constitution in any material respect.

6.1.2.	Subsidiaries

Clause 6.1.2 of the Innocoll Disclosure Letter contains a correct and complete list of all members of the Innocoll Group, the ownership interest of Innocoll in each such Subsidiary and the ownership interest of any other Person or Persons in each such Subsidiary. All the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Innocoll have been validly issued and are fully paid and non-assessable and are owned, directly or indirectly, by Innocoll free and clear of all Encumbrances, other than Permitted Encumbrances.

6.1.3.	Capital

(a)	The authorised share capital of Innocoll consists of 1,000,000,000 Innocoll Shares, 25,000,000 deferred shares of $0.01 each (the “Deferred Shares”) and 100,000 Euro deferred shares of €1.00 each (the “Euro Deferred Shares”). As of April 1, 2017 (the “Capitalisation Date”): 30,095,931 Innocoll Shares were issued and outstanding, which includes 305,997 Innocoll Restricted Shares; no Deferred Shares were issued and outstanding; 25,000 Euro Deferred Shares were issued and outstanding; and 25,000 Innocoll Shares were held in treasury. As of the Capitalisation Date, 2,850,000 Innocoll Shares were reserved for issuance pursuant to the Innocoll 2016 Plan, of which number (A) 1,329,000 Innocoll Shares were subject to outstanding Innocoll RSUs and (B) 1,352,484 Innocoll Shares were issuable upon the exercise of outstanding Innocoll Options granted under the Innocoll 2016 Plan; 1,999,690 Innocoll Shares were reserved for issuance pursuant to the Innocoll 2015 Plan, of which number 1,090,497 Innocoll Shares were issuable upon the exercise of outstanding Innocoll Options (including 85,533 Innocoll Shares issuable upon the exercise of Relevant Innocoll Underwater Options); 328,388 Innocoll Shares were reserved for issuance pursuant to Innocoll Option Award Agreements (including 239,825 Innocoll Shares issuable upon the exercise of Relevant Innocoll Underwater Options); and 2,609,079 Innocoll Shares were reserved for issuance pursuant to German Options. Clause 6.1.3(a) of the Innocoll Disclosure Letter sets forth a true and complete list, as of the Capitalisation Date, of all outstanding Innocoll Options (including whether such Innocoll Options are Innocoll Superior Options, Innocoll Underwater Options or Relevant Innocoll Underwater Options), Innocoll Restricted Shares, Innocoll RSUs and German Options, including with respect to each Innocoll Option, Innocoll Restricted Share, Innocoll RSU and German Option, the holder thereof, the number of underlying Innocoll Shares, the date of grant, whether vested or unvested (and the

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vesting provisions applicable thereto), and, where applicable, the exercise price thereof. As of the Capitalisation Date, no Innocoll Shares were beneficially owned by any Subsidiary of Innocoll.

(b)	All of the outstanding Innocoll Shares are, and all Innocoll Shares available for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorised, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(c)	Except as set forth in Clause 6.1.3(a): (i) as of the Capitalisation Date, no shares in the share capital of Innocoll or other voting securities of Innocoll were issued, reserved for issuance or outstanding, and (ii) as of the date hereof, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares of capital to which any member of the Innocoll Group is a party obligating any member of the Innocoll Group to (A) issue, transfer or sell any shares in the capital or other equity interests of any member of the Innocoll Group or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Innocoll or a wholly owned Subsidiary of Innocoll); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares in its capital or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary that is not wholly owned by Innocoll and/or one or more of its wholly owned Subsidiaries.

(d)	No member of the Innocoll Group has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Innocoll Shareholders on any matter.

(e)	No Innocoll Option is an “incentive stock option” within the meaning of Section 422 of the Code. Each Innocoll Option and Innocoll RSU (i) was issued in accordance with the terms of the Innocoll Share Plan under which it was granted and all applicable Laws and (ii) is not subject to Section 409A of the Code.

(f)	There are no voting trusts or other agreements or understandings to which any member of the Innocoll Group is a party with respect to the voting of the shares in the capital or other equity interest of any member of the Innocoll Group.

(g)	No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Innocoll Constitution is, or at Completion will be, applicable to Innocoll or the Transactions.

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6.1.4.	Corporate Authority; No Violation

(a)	Innocoll has all requisite corporate power and authority to enter into this Agreement and the Expenses Reimbursement Agreement and, subject (in the case of this Agreement) to receipt of the Innocoll Shareholder Approval, to consummate the Transactions. The execution and delivery of this Agreement and the Expenses Reimbursement Agreement and the consummation of the Transactions have been duly and validly authorised by the Innocoll Board and, except for (i) the Innocoll Shareholder Approval, (ii) the filing of the required documents and other actions in connection with the Scheme with, and the receipt of the required approval of the Scheme by, the High Court, and (iii) the filing of the Court Order with the Registrar of Companies, no other corporate proceedings on the part of Innocoll are necessary to authorise the consummation of the Transactions. On or prior to the date hereof, the Innocoll Board has determined that the Transactions are fair to and in the best interests of Innocoll and the Innocoll Shareholders and has adopted a resolution to make, subject to Clause 5.2 and to the obligations of the Innocoll Board under the Takeover Rules, the Scheme Recommendation and the recommendation contemplated by Clause 3.6.3(c). This Agreement has been duly and validly executed and delivered by Innocoll and, assuming this Agreement constitutes the valid and binding agreement of the Gurnet Parties, constitutes the valid and binding agreement of Innocoll, enforceable against Innocoll in accordance with its terms.

(b)	Other than in connection with or in compliance with (i) the provisions of the Act, (ii) the Takeover Panel Act and the Takeover Rules, (iii) the Securities Act, (iv) the Exchange Act, (v) any applicable requirements of any Antitrust Laws and (vi) any applicable requirements of NASDAQ, no authorisation, consent or approval of, or filing with, any Relevant Authority is necessary, under applicable Law, for the consummation by Innocoll of the Transactions, except for such authorisations, consents, approvals or filings (A) that, if not obtained or made, would not reasonably be expected to materially impede or prevent the consummation of the Acquisition and/or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) as may arise as a result of facts or circumstances solely or primarily relating to Gurnet or its Affiliates or Laws or Contracts binding on Gurnet or its Affiliates.

(c)	Assuming compliance with the Scheme, Chapter 1 of Part 9 of the Act and any directions or orders of the High Court, none of the execution, delivery or performance by Innocoll of this Agreement or the Expenses Reimbursement Agreement or the consummation of the Acquisition will: (i) contravene, conflict with or result in a violation of any of the provisions of the Innocoll Constitution or other Organisational Documents of any member of the Innocoll Group; or (ii) contravene or conflict with in any material respect, or result in a material violation of, any applicable Law or any order, ruling, writ, injunction, judgment, arbitration award or decree to which Innocoll, or any of the material

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assets owned by any member of the Innocoll Group, is subject; or (iii) result in any violation or material breach of, or default or change of control (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon any member of the Innocoll Group, or result in the creation of any Encumbrance or any other material obligations, losses or grants of rights upon any of the properties, rights or assets of any member of the Innocoll Group, other than Permitted Encumbrances, except in each case in this clause (iii), for such violations, breaches, defaults or other occurrences which would not be material to the business or operations of the Innocoll Group taken as a whole.

6.1.5.	Compliance with Law; Permits

(a)	Each member of the Innocoll Group and each of their respective businesses and their respective directors and officers (in their capacities as such) are, and since December 31, 2013 have been, in compliance in all material respects with, and are not in default under or in violation of (except for such defaults or violations as would not be material to the business or operations of the Innocoll Group, taken as a whole), any Laws applicable to the Innocoll Group and its properties and assets, and all orders, rulings, decrees, writs, injunctions, judgments or arbitration awards of any court or arbitrator or of any Governmental Body (collectively, “Orders”) applicable to any member of the Innocoll Group.

(b)	Each member of the Innocoll Group holds all material Governmental Authorisations. All such material Governmental Authorisations are in full force and effect, except where the failure of any such Governmental Authorisation to be in full force and effect would not be material to the business or operations of the Innocoll Group, taken as a whole. Assuming compliance with the provisions of this Agreement, none of the execution, delivery or performance of this Agreement or the consummation of the Transactions will contravene or conflict with, in any material respect, or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorisation that is held by any member of the Innocoll Group.

6.1.6.	Litigation and Claims

Since December 31, 2013, (a) there has been no material investigation or review pending (or, to the Knowledge of Innocoll, threatened) by any Relevant Authority with respect to any member of the Innocoll Group or any of their businesses, properties, rights or assets and (b) there have been no material Actions pending (or, to the Knowledge of Innocoll, threatened) against any

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member of the Innocoll Group or any of their respective businesses, properties, rights or assets.

6.1.7.	No Undisclosed Liabilities

Except (a) as and to the extent disclosed, reflected or reserved against on the Most Recent Balance Sheet (including any notes thereto), (b) for liabilities incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet, (c) as expressly permitted or contemplated by this Agreement, and (d) for liabilities which have been discharged or paid in full in the ordinary course of business, no member of the Innocoll Group has any obligations or liabilities of any nature, whether or not accrued, contingent or otherwise, other than those which, individually or in the aggregate, are not and would not reasonably be expected to be material to the business or operations of the Innocoll Group, taken as a whole. No member of the Innocoll Group is, or since December 31, 2013 has been, a party to any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K).

6.1.8.	Absence of Certain Changes or Events

Since December 31, 2015 through the date of this Agreement, other than with respect to the Transactions, the businesses of Innocoll and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business and in a manner consistent with past practice. Since December 31, 2015, there has not been any event, development, occurrence, state of facts or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. From December 31, 2015 through the date of this Agreement, neither Innocoll nor any of its Subsidiaries has taken any action that would constitute a breach of Clause 5.1.2 had such action been taken after the execution of this Agreement.

6.1.9.	Material Contracts

(a)	Clause 6.1.9(a) of the Innocoll Disclosure Letter contains a list of all Contracts in effect as of the date hereof (as amended or supplemented) to which any member of the Innocoll Group is a party, or by which any property or asset of any member of the Innocoll Group is bound that (i) provides by its terms for committed payments in excess of $100,000 per annum or receipts in excess of $100,000 per annum; (ii) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (iii) imposes on any member of the Innocoll Group any material restriction or prohibition with respect to: (A) competing with any other Person; (B) acquiring any product or other asset or any services from any other Person; (C) developing, selling, supplying, distributing, offering, supporting or servicing any product or any Intellectual Property or other asset; or (D) other than as required by applicable Law, engaging in any business anywhere in the world; (iv) grants a right of first refusal, first offer or similar right with respect to a material asset or material portion of Innocoll’s business or contains a “most favored nation” or similar pricing provision or term; (v) provides for any joint venture, off-balance sheet partnership or any similar arrangement (including any

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Contract relating to any transaction or relationship between or among any member of the Innocoll Group, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any member of the Innocoll Group in Innocoll’s published financial statements or any Innocoll SEC Documents; (vi) imposes or, to the Knowledge of Innocoll, purports on its face to impose any material obligation on Gurnet or any of its Subsidiaries (other than, after Completion, any member of the Innocoll Group); (vii) is a Contract pursuant to which any member of the Innocoll Group (A) is granted by any third party any license, sublicense, consent or non-assertion under or with respect to, or other right to use or otherwise exploit any Intellectual Property of any third party, other than licenses to commercially available off-the-shelf software obtained for an annual or aggregate fee of less than $20,000, or (B) grants or has granted to any third party any license, sublicense, consent or non-assertion under or with respect to, or other right to any Purchased Intellectual Property, other than licenses to commercially available off-the-shelf software obtained for an annual or aggregate fee of less than $20,000 ((A) and (B), collectively, “IP Licenses”); or (viii) restricts or limits any member of the Innocoll Group from using, registering, applying for registration of, or enforcing, any Intellectual Property, or grants any third party any right to register or enforce and Purchased Intellectual Property, including any consent agreement, settlement agreement or covenant not to sue.

(b)	As of the date hereof, (i) no member of the Innocoll Group is in breach of or default under the terms of any Material Contract and (ii) to the Knowledge of Innocoll, no other party to any Material Contract is in breach of or default under the terms of any Material Contract. Each Material Contract (except those which may be cancelled, rescinded, terminated or not renewed after the date hereof in accordance with their terms) is a valid and binding obligation of Innocoll or the Subsidiary of Innocoll which is party thereto and, to the Knowledge of Innocoll, of each other party thereto, and is in full force and effect, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganisation, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defences and to the discretion of the court before which any proceeding therefor may be brought.

(c)	None of the execution, delivery or performance of this Agreement or the consummation of the Acquisition will contravene or conflict with in any material respect, or result in a material violation or breach of, or result in a default under, any Material Contract, or give any Person the right (with or without notice or lapse of time) to: (i) declare a default or exercise any material remedy under any Material Contract; (ii) accelerate the maturity

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or performance of any Material Contract; or (iii) cancel, terminate or modify in any material respect any Material Contract.

6.1.10.	Reports; Financial Controls and Statements

(a)	Since December 31, 2013 through the date of this Agreement, Innocoll has filed or furnished all Innocoll SEC Documents and has filed prior to the date hereof all returns, particulars, resolutions and documents required to be filed or to be delivered on behalf of Innocoll with the Registrar of Companies in Ireland. As of their respective dates, or, if amended, as of the date of the last such amendment, the Innocoll SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Innocoll SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

(b)	Innocoll has established and maintains a system of “internal control over financial reporting” (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) and designed to provide reasonable assurance that: (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS or US GAAP; (ii) receipts and expenditures are executed only in accordance with the authorisation of management and the directors of Innocoll; and (iii) any unauthorised acquisition, use, or disposition of the Innocoll Group’s assets that could have a material effect on Innocoll’s financial statements would be detected or prevented in a timely manner. Innocoll has established and maintains, with respect to the Innocoll Group, a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) required by Rule 13a-15 under the Exchange Act and designed to ensure that all material information concerning the Innocoll Group is made known on a timely basis to the individuals responsible for the preparation of the Innocoll SEC Documents and other required public disclosure documents, and otherwise to ensure that information required to be disclosed by Innocoll in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules, to allow timely decisions regarding required disclosure and to make the required certifications in connection therein.

(c)	Innocoll has disclosed to Innocoll’s outside auditors and the audit committee of Innocoll (and made copies of such disclosures available to Gurnet): (i) all “significant deficiencies” and “material weaknesses” in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) of which Innocoll has Knowledge and that are reasonably likely to adversely affect in any material respect Innocoll’s ability to record, process, summarize and report financial data; and (ii) any fraud, whether or not material, that

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involves management or other employees who have a significant role in Innocoll’s internal controls over financial reporting. Innocoll has not received from its independent accountants any notification of any: (i) “significant deficiency” in the internal controls over financial reporting; (ii) “material weakness” in the internal controls over financial reporting; or (iii) fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 5.

(d)	The financial statements (including any related notes and schedules) contained in the Innocoll SEC Documents, other than the financial information furnished as part of Innocoll’s periodic earnings releases, (i) were prepared in accordance with IFRS or US GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); (ii) fairly present in all material respects the consolidated financial position of the Innocoll Group as of the respective dates thereof and the consolidated results of operations and cash flows of the Innocoll Group for the periods covered thereby (subject, with respect to unaudited interim statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing.

6.1.11.	Tax Matters

All Tax Returns required to be filed by or with respect to Innocoll or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), and all such Tax Returns are true, complete and correct in all material respects. Innocoll and its Subsidiaries have paid in full on a timely basis all income and other Taxes due and owing (whether or not shown to be due on any such Tax Returns). All Taxes required to be withheld by Innocoll or any of its Subsidiaries have been withheld and, to the extent required, have been paid over to the appropriate Relevant Authority. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from Innocoll or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending. No audit or other proceeding by any Relevant Authority is pending or, to the Knowledge of Innocoll, threatened in writing with respect to any Taxes due from or with respect to Innocoll or any of its Subsidiaries. Neither Innocoll nor any of its Subsidiaries (i) has, or has ever had, a permanent establishment in any country other than the country in which it is organized and resident, or (ii) has engaged in a trade or

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business in any country other than the country in which it is organized and resident that subjected it to Tax in such country. No claim has been made in writing by a Relevant Authority in a jurisdiction where Innocoll or any of its Subsidiaries does not file Tax Returns that Innocoll or such Subsidiary is required to file Tax Returns in, or pay Taxes to any Relevant Authority in, that jurisdiction. All deficiencies for Taxes asserted or assessed in writing against Innocoll or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements. Neither Innocoll nor any of its Subsidiaries is or has been included in any “consolidated,” “affiliated,” “unitary” or “combined” Tax Return provided for under the Law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period (other than in respect of a group the common parent of which is Innocoll). Neither Innocoll nor any of its Subsidiaries is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes, other than commercial agreements the principal purpose of which is unrelated to Tax. Innocoll and its Subsidiaries will not be required to include any material amounts in, or exclude any material item of deduction from, income for any period (or portion thereof) ending after the Effective Date as a result of: (w) a change in method of accounting for a taxable period ending on or prior to the Closing Date; (x) an instalment sale or open transaction arising on or prior to the effective date; (y) a prepaid amount received, or paid on or prior to the effective date; or (z) deferred gains under Treasury Regulations Section 1.1502-13. Innocoll and its Subsidiaries are not subject to any ruling of any Relevant Authority and no closing agreement has been entered into by or with respect to Innocoll or any of its Subsidiaries with any Relevant Authority with respect to Taxes. There are no Encumbrances (other than Permitted Encumbrances) for Taxes upon the assets or properties of Innocoll or any of its Subsidiaries. No Subsidiary of Innocoll that is treated as a domestic corporation for United States federal income tax purposes has been, or will be, a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Innocoll and its Subsidiaries have made available to Gurnet true, correct and complete copies of, (i) all federal, state, local and foreign income or franchise Tax Returns relating to taxable periods ended on or after December 31, 2014 and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to Innocoll or any of its Subsidiaries.

6.1.12.	Intellectual Property

(a)	Clause 6.1.12(a) of the Innocoll Disclosure Letter sets forth a complete and accurate list of all Patents, pending applications for Patents, registered Marks, pending applications for registration of Marks, material unregistered Marks, registered Copyrights, pending applications for registration of Copyrights, and Internet domain name registrations included in the Purchased Intellectual Property (collectively, “Registered Company IP”), including for each such item: (i) the owner or record for each such item of Registered Company IP; (ii) the jurisdictions in which each such item of Registered Company IP has been issued, registered, otherwise arises or in which any such application for such issuance and registration has been filed, and (iii) the registration

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or application date, as applicable. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof in connection with the Registered Company IP have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Governmental Bodies in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Company IP in full force and effect. All Registered Company IP is subsisting and, to the Knowledge of Innocoll, valid and enforceable.

(b)	Except as disclosed in Clause 6.1.12(b) of the Innocoll Disclosure Letter, a member of the Innocoll Group (i) is the sole and exclusive owner of all right, title and interest in and to all of the Purchased Intellectual Property, and (ii) has valid and continuing rights, pursuant to a written IP License, to use, sell, license and otherwise exploit, as the case may be, all other Intellectual Property used, sold, licensed or otherwise exploited in, or necessary for, the conduct and operation of the business as presently conducted and (other than with respect to any pending patent applications) proposed to be conducted (including the development, manufacturing, licensing, marketing, importation, offer for sale, sale, or use of Innocoll Products), in each case of (i) and (ii), free and clear of all Encumbrances (except Permitted Encumbrances).

(c)	The Purchased Intellectual Property and the Intellectual Property licensed to the Innocoll Group pursuant to the IP Licenses constitute all of the Intellectual Property necessary and sufficient to enable the Innocoll Group to conduct the business as currently conducted and (other than with respect to any pending patent applications) proposed to be conducted.

(d)	The use, practice or other commercial exploitation of the Purchased Intellectual Property or any Intellectual Property exclusively licensed to any member of the Innocoll Group pursuant to an IP License, and the conduct and operation of the business of the Innocoll Group as currently conducted (and the manufacturing, licensing, marketing, importation, offer for sale, sale, or use of the Innocoll Products) have not infringed, misappropriated, or otherwise violated and do not currently infringe, misappropriate, or otherwise violate any Intellectual Property right of any third party.

(e)	No member of the Innocoll Group is the subject of any pending or threatened Actions either (i) involving a claim made by any third party alleging that any member of the Innocoll Group has infringed, used without authorization, misappropriated, or otherwise violated the Intellectual Property rights of any third party, or (ii) challenging the ownership, use, validity or enforceability of any Purchased Intellectual Property or any Intellectual Property exclusively licensed to any member of the Innocoll Group pursuant to an IP License. No member of the Innocoll Group has received any written notice of any such threatened claim or Action and, to the Knowledge of Innocoll, there are not facts or circumstances that would form the basis for any such claim or Action.

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(f)	To the Knowledge of Innocoll, no third party has infringed, misappropriated, used without authorization, or otherwise violated or is currently infringing, misappropriating, using without authorization, or otherwise violating any Purchased Intellectual Property or any Intellectual Property rights exclusively licensed to any member of the Innocoll Group pursuant to an IP License. The Innocoll Group has not made any claims against any third party alleging any of the foregoing.

(g)	The Innocoll Group has taken security measures, which are commercially reasonable in the industry in which the Innocoll Group operates, to protect and maintain the secrecy, confidentiality and value of all material Trade Secrets included in the Purchased Intellectual Property. No Trade Secret that is material to the business of the Innocoll Group as presently conducted and proposed to be conducted has been authorized to be disclosed or has been actually disclosed by any member of the Innocoll Group to any of their current or former employees, contractors, or consultants or any other third party other than (i) pursuant to a valid written non-disclosure agreement restricting the disclosure and use of thereof or (ii) to a government agency for purposes of securing regulatory approval or clearance for the manufacture, marketing, sale, and/or use of one or more Innocoll Products.

(h)	Innocoll and its Subsidiaries have executed valid and enforceable written agreements with all of their past and present employees, consultants and independent contractors who contributed to the conception, development or other creation of Purchased Intellectual Property, pursuant to which such employees, consultants and contractors have (i) agreed to hold and maintain all Trade Secrets in confidence both during and after their employment or retention thereby, as applicable, and (ii) presently assigned to a member of the Innocoll Group all of such party’s rights, title and interest in and to all Intellectual Property created or developed for a member of the Innocoll Group in the course of their employment or retention thereby.

(i)	Innocoll and its Subsidiaries own or have a valid right to access and use all computer systems, networks, hardware, software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the business (the “Innocoll IT Systems”). The Innocoll IT Systems (i) are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business, and (ii) do not contain any viruses, worms, Trojan horses, bugs, defects, faults, devices, errors, contaminants, design or documentation errors, or any other code designed or intended to have, capable of performing, or that without user intent will cause, any of the following functions: disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing, enabling or assisting any unauthorized access to, any Innocoll IT Systems.

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6.1.13.	Privacy and Data Security

(a)	Each Group Company has at all times been in compliance (i) with all Privacy Laws, (ii) in all material respects with its contractual obligations with respect to Personal Information, and (iii) in all material respects with its applicable policies regarding Personal Information, privacy, and data security, including all privacy policies published on the websites of any Innocoll Group member or communicated in writing to third parties (“Privacy Policies”). Except as may be required by applicable Law, the Innocoll Group has not shared, disclosed, sold, rented or otherwise made available, and does not share, disclose, sell, rent or otherwise make available, to third parties any Personal Information that the Innocoll Group collects or is in its possession or under its control. The Innocoll Group has not received any written notice of any claims, investigations or alleged violations of, or been charged with the violation of, any Privacy Laws or Privacy Policies, and, to the Knowledge of Innocoll, there are no facts or circumstances which could form the basis for any such violation or claim.

(b)	The Innocoll Group has taken commercially reasonable measures to protect the security, confidentiality and integrity of Personal Information in its possession or control against unauthorized access, disclosure, use, or loss, including by implementing and monitoring compliance with commercially reasonable measures with respect to the technical, administrative and physical security of Personal Information in the Innocoll Group’s possession or control. To the Knowledge of Innocoll, there have been no data breaches or incidents involving unauthorized access to, use of, or disclosure of Personal Information in the Innocoll Group’s possession or under its control.

(c)	The Innocoll Group has contractually obligated all third-party service providers or processors of Personal Information collected, held, or controlled by the Innocoll Group to comply with applicable Privacy Laws with respect to Personal Information, to protect and secure such Personal Information from unauthorized disclosure, and to restrict use of such Personal Information to those uses authorized or required under the servicing, outsourcing, processing, or similar arrangement.

(d)	The execution, delivery and performance of this Agreement, including the transfer of Personal Information in connection with the Transactions, complies with all Privacy Laws and in all material respects with the Privacy Policies. The Innocoll Group is not subject to any contractual requirements or other legal obligations that, following the Completion, would prohibit Innocoll or any member of the Innocoll Group or the Gurnet Group from receiving or using Personal Information in the manner in which the Innocoll Group receives and uses such Personal Information prior to the Effective Time.

6.1.14.	Employee Benefits

(a)	Clause 6.1.14(a) of the Innocoll Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, all of the Innocoll Benefit Plans. With respect to each Innocoll Benefit Plan, Innocoll has

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made available to Gurnet (if applicable) complete copies of (i) each Innocoll Benefit Plan (or, if not written, a written summary of its material terms), including all plan documents, trust agreements or other funding vehicles and all amendments thereto, (ii) all summaries and summary plan descriptions, including any summary of material modifications, (iii) the two most recent annual reports (Form 5500 series) filed with the United States Internal Revenue Service (the “IRS”) with respect to such Innocoll Benefit Plan, (iv) the most recent actual report or other financial statement relating to such Innocoll Benefit Plan, (v) the most recent determination or opinion letters, if any, issued by the IRS with respect to any Innocoll Benefit Plan and (vi) the two most recent nondiscrimination tests performed under the Code for each Innocoll Benefit Plan.

(b)	(i) Each of the Innocoll Benefit Plans has been operated and administered in compliance with its terms and with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) neither Innocoll nor any of its ERISA Affiliates has within the last six years sponsored a benefit plan that is or ever was subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (iii) no Innocoll Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Innocoll or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and at the sole expense of the employee (or beneficiary) or comparable U.S. state or foreign law; (iv) no liability under Title IV of ERISA has been incurred by Innocoll, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that is likely to cause Innocoll, its Subsidiaries or any of their ERISA Affiliates to incur a liability thereunder; (v) no Innocoll Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 4001(a)(3) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vi) all contributions or other amounts payable by Innocoll or its Subsidiaries as of the Effective Time pursuant to each Innocoll Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with U.S. GAAP or applicable international accounting standards; (vii) neither Innocoll nor any of its Subsidiaries has engaged in a transaction in connection with which Innocoll or its Subsidiaries could be subject to a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (viii) there are no pending, or to the Knowledge of Innocoll, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Innocoll Benefit Plans or any trusts related thereto that would result in a material liability.

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(c)	Each of the Innocoll Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (i) is so qualified and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan and (ii) has received a favourable determination letter or opinion letter as to its qualification.

(d)	Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company has been operated in compliance with Section 409A of the Code, the applicable proposed and final regulations thereunder, and any applicable IRS guidance, in all material respects. The Company does not have any liability or obligation to provide any gross-up of Tax imposed by Section 409A(a)(1)(B) of the Code.

(e)	Except as provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Innocoll Group under any Innocoll Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Innocoll Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(f)	Clause 6.1.14(f) of the Innocoll Disclosure Letter sets forth, with respect to the Innocoll Share Plans, (i) the aggregate number of Innocoll Shares that are subject to Innocoll Options (indicating the Innocoll Share Plan it was granted under), (ii) the aggregate number of Innocoll Shares that are Innocoll Restricted Shares and (iii) the aggregate number of Innocoll Shares that are subject to Innocoll RSUs.

6.1.15.	Labour Matters

(a)	Except as set forth in Clause 6.1.15 of the Innocoll Disclosure Letter, no member of the Innocoll Group is a party to, or bound by, any collective bargaining agreement, contract or other agreement or binding understanding with a labour union or labour organisation. As of the date hereof, no member of the Innocoll Group is subject to a labour dispute, strike or work stoppage. To the Knowledge of Innocoll, there are no organisational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Innocoll Group, except for those the formation of which has not had and would not reasonably be expected to be, material to Innocoll and its Subsidiaries, taken as a whole.

(b)	The Transactions will not require the consent of, or advance notification to, any works councils, unions or similar labour organisations with respect to employees of the Innocoll Group.

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6.1.16.	Regulatory Matters

(a)	Innocoll and each of its Subsidiaries holds all Governmental Authorisations and Clearances, including (x) all authorizations required under the FDCA and the regulations of the FDA promulgated thereunder, and (y) authorizations of any applicable Regulatory Agency necessary for the lawful operation of the businesses of Innocoll or any of its Subsidiaries in each jurisdiction in which such person operates (the “Regulatory Permits”), and all such Regulatory Permits are valid and in full force and effect and Innocoll is in compliance with the terms of all Regulatory Permits, except where the failure of Innocoll to hold such Regulatory Permits or of such Regulatory Permits to be valid or in full force and effect, or the failure to be in material compliance with the terms of such Regulatory Permits, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)	The businesses of Innocoll and each of its Subsidiaries are being conducted in material compliance with, and such persons have appropriate internal controls that are reasonably designed to ensure material compliance with, all applicable Laws, including (t) the FDCA; (u) federal Medicare and Medicaid statutes and related state or local statutes; (v) any comparable foreign Laws for any of the foregoing; (w) federal, state or provincial criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (42 U.S.C. § 1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act, and any comparable federal, state, provincial or local Laws); (x) state or provincial licensing, disclosure and reporting requirements; (y) Laws with respect to the protection of personally identifiable information collected or maintained by or on behalf of Innocoll or its Subsidiaries; and (z) the rules and regulations promulgated pursuant to all such applicable statutes, each as amended from time to time (collectively, the “Healthcare Laws”). Since December 31, 2013, neither Innocoll nor any of its Subsidiaries has received any written notification or communication from any Regulatory Agency, including without limitation the FDA, the Centers for Medicare and Medicaid Services, and the Department of Health and Human Services or any other “notified body” or “competent authority” or corresponding Relevant Authority in any jurisdiction, of noncompliance by, or liability of Innocoll or any of its Subsidiaries under, any Healthcare Laws, except where such noncompliance or liability has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(c)	Innocoll and its Subsidiaries are not party to any material corporate integrity agreements, monitoring agreements, deferred prosecution agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Regulatory Agency and, to the Knowledge of Innocoll, no such action is currently contemplated, proposed or pending.

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(d)	All pre-clinical and clinical investigations conducted or sponsored by Innocoll and each of its Subsidiaries are being conducted in compliance with all applicable Laws administered or issued by the applicable Regulatory Agencies, including, without limitation, (i) applicable FDA regulations for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) applicable FDA regulations for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, (iii) any comparable foreign Laws for any of the foregoing or other Laws regulating the conduct of pre-clinical and clinical investigations and (iv) federal, state and provincial Laws restricting the collection, use and disclosure of individually identifiable health information and personal information, except for any such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)	Since December 31, 2013, neither Innocoll nor any of its Subsidiaries has received any written notice from the FDA (including any inspection reports on Form FDA-483) or any foreign agency with jurisdiction over the marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of drugs which would reasonably be expected to lead to the denial, suspension or revocation of any application or grant for marketing approval or clearance with respect to any material Innocoll Product currently pending before or previously approved or cleared by the FDA or such other Regulatory Agency.

(f)	Since December 31, 2013, all reports, documents, claims, permits, and notices required to be filed, maintained or furnished to the FDA or any other Regulatory Agency by Innocoll and its Subsidiaries have been so filed, maintained or furnished in a timely manner, except where the failure to file, maintain or furnish such reports, documents, claims, permits, or notices has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Neither Innocoll nor any of its Subsidiaries, nor, to the Knowledge of Innocoll, any officer, employee, agent or distributor of Innocoll or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of Innocoll or any of its Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Regulatory Agency to invoke any similar policy. Neither Innocoll nor any of its Subsidiaries, nor, to the Knowledge of Innocoll, any officer, employee, agent or distributor of

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Innocoll or any of its Subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither Innocoll nor any of its Subsidiaries, nor, to the Knowledge of Innocoll, any officer, employee, agent or distributor of Innocoll or any of its Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program.

(g)	As to each Innocoll Product or Innocoll Product candidate, subject to the FDCA, the regulations of the FDA promulgated thereunder or similar Law in any foreign jurisdiction, that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of Innocoll or any of its Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each such Innocoll Product or Innocoll Product candidate is being or has been developed, manufactured, stored, distributed and marketed in material compliance with all applicable Laws, including those relating to investigational use, marketing approval, current good manufacturing practices, packaging, labelling, advertising, record keeping, and reporting. There is no action or proceeding pending or, to the Knowledge of Innocoll, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Innocoll Product or Innocoll Product candidate by Innocoll or any of its Subsidiaries of any Law, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)	Since December 31, 2013, Innocoll and each of its Subsidiaries have neither voluntarily nor involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any material recall or material field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Innocoll Product or is currently considering initiating, conducting or issuing any material recall of any Innocoll Product, nor has any Innocoll Product been suspended or, to the Knowledge of Innocoll, subject to potential suspension, in each case, in the United States, the European Union or anywhere else in the world. To the Knowledge of Innocoll, there are no facts which are reasonably likely to cause, and Innocoll has not received since December 31, 2013, any written notice from the FDA or any other Regulatory Agency regarding, (i) the recall, market withdrawal or replacement of any Innocoll Product sold or intended to be sold by Innocoll or its Subsidiaries, (ii) a change in the marketing classification or a material change in the labelling of any such Innocoll Products, (iii) a termination, enjoinment or suspension of the manufacturing, marketing, or distribution of such Innocoll Products, or

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(iv) a negative change in reimbursement status of an Innocoll Product, that in each case, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.1.17.	Real Property

(a)	No member of the Innocoll Group owns any real property.

(b)	Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each material lease, sublease and other agreement under which Innocoll or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which the material operations of Innocoll and its Subsidiaries are conducted (the “Leased Real Property”), is valid, binding and in full force and effect and (ii) no uncured default of a material nature on the part of Innocoll or, if applicable, its Subsidiary or, to the Knowledge of Innocoll, the landlord thereunder exists with respect to any Leased Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Innocoll and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of any lease, sublease or other agreement applicable thereto, in each parcel of Leased Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances. As of the date hereof, neither Innocoll nor any of its Subsidiaries has received notice of any pending, and, to the Knowledge of Innocoll, there is no threatened, condemnation proceeding with respect to any Leased Real Property, except any such proceeding which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.1.18.	Environmental Laws and Regulations

Except for such matters as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect: (a) Innocoll and its Subsidiaries (and, to the Knowledge of Innocoll, its former Subsidiaries) are now and have been in compliance with all, and have not violated any, applicable Environmental Laws; (b) no property currently or formerly owned, leased or operated by Innocoll or any of its Subsidiaries (or, to the Knowledge of Innocoll, its former Subsidiaries) (including soils, groundwater, surface water, buildings or other structures), or any other location used by Innocoll or any of its Subsidiaries (or, to the Knowledge of Innocoll, its former Subsidiaries), is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be Remediated or Removed (as such terms are defined below), that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability, in any case by or affecting Innocoll or any of its Subsidiaries or, following Completion, Gurnet, Gurnet Sub or any of their respective Subsidiaries; (c) neither Innocoll nor any of its Subsidiaries (or, to the Knowledge of Innocoll, its former Subsidiaries) has received any notice, demand letter, claim or request for information alleging that Innocoll or any of its Subsidiaries (or, to the Knowledge of Innocoll, its former Subsidiaries) may be in violation of or subject to liability under any Environmental Law or are allegedly

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subject to any Removal, Remedial or Response actions; (d) neither Innocoll nor any of its Subsidiaries (or, to the Knowledge of Innocoll, its former Subsidiaries) is subject to any order, decree, injunction or agreement with any Relevant Authority, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance; and (e) Innocoll and each of its Subsidiaries has all of the Environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such Environmental Permits are in good standing. As used herein, the term “Environmental Laws” means all Laws (including any common law) relating to: (i) the protection, investigation or restoration of the environment or natural resources, (ii) the handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance or (iii) noise, odour, indoor air, employee exposure, electromagnetic fields, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance. As used herein, the term “Environmental Liability” means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are: (i) related to the environment (including on-site or off-site contamination by Hazardous Substances of surface or subsurface soil or water); and (ii) based upon (A) any provision of Environmental Laws or (B) any order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Relevant Authority and includes: fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental matters; defence and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental matters; and financial responsibility for (x) clean-up costs and injunctive relief, including any Removal, Remedial or Response actions, and (y) compliance or remedial measures under other Environmental Laws. As used herein, the term “Hazardous Substance” means any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”); any “hazardous waste” as that term is defined in the Resource Conservation and Recovery Act (“RCRA”); and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, orders, guidelines, directives, and publications issued pursuant to, or otherwise in implementation of, said Laws); and any pollutant, chemical or substance that is subject to regulation, control or remediation under any environmental Law, including any petroleum product or by-product, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mould, mould spores, and mycotoxins. As used herein, the term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material). As used herein, the term “Removal, Remedial or Response” actions include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether such activities are those which might be taken by a Relevant

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Authority or those which a Relevant Authority or any other person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other persons under “removal,” “remedial,” or other “response” actions. As used herein, the term “Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws.

6.1.19.	Required Vote of Innocoll Shareholders

The Innocoll Shareholder Approval is the only vote of holders of securities of Innocoll which is required to consummate the Transactions.

6.1.20.	Information Provided

The information relating to the members of the Innocoll Group to be contained in the Scheme Document and, if applicable, the Takeover Offer Documents (including in each case any amendments or supplements thereto) and any other documents filed with or furnished to the High Court or the SEC or pursuant to the Takeover Rules, the Act or the Exchange Act, in connection with this Agreement, will not, on the date the Proxy Statement is or, if applicable, the Takeover Documents are first posted or disseminated to Innocoll Shareholders contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The parts of the Scheme Document and any related documents for which the Innocoll directors are responsible under the Takeover Rules and any related filings for which the Innocoll directors are required to take responsibility in accordance with Rule 19 of the Takeover Rules will comply in all material respects as to form with the requirements of the Takeover Rules and the Act. The Proxy Statement and any related documents will comply in all material respects as to form and substance with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

6.1.21.	Insurance

Each material insurance policy and Contract (or replacements thereof) of Innocoll and its Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and all premiums due thereunder have been paid. Neither Innocoll nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or contracts), except where such cancellation or termination would not reasonably be expected to be material to Innocoll and its Subsidiaries, taken as a whole.

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6.1.22.	FCPA; Anti-Corruption

Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to result in material liability to Innocoll or any of its Subsidiaries:

(a)	neither Innocoll nor any of its Subsidiaries, nor any director, manager or employee of Innocoll or any of its Subsidiaries has, in the last five years, in connection with the business of Innocoll or any its Subsidiaries, itself or, to the Knowledge of Innocoll, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Innocoll or any of its Subsidiaries, taken any action in violation of the FCPA, the Bribery Act, or other applicable Bribery Legislation (in each case to the extent applicable);

(b)	neither Innocoll nor any of its Subsidiaries, nor any director, manager or employee of Innocoll or any of its Subsidiaries are, or in the past five years have been, subject to any actual, pending or threated Action or made any voluntary disclosures to any Relevant Authority, involving Innocoll or any of its Subsidiaries in any way relating to applicable Bribery Legislation, including the FCPA and the Bribery Act;

(c)	each member of the Innocoll Group has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of each member of the Innocoll Group as required by the FCPA in all material respects;

(d)	each member of the Innocoll Group has instituted policies and procedures reasonably designed to ensure compliance with the FCPA and other applicable Bribery Legislation and maintains such policies and procedures in force; and

(e)	no officer, director or employee of any member of the Innocoll Group is (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any non-U.S. Governmental Body, including any political subdivision thereof and any corporation or other entity owned or controlled in whole or in party by any non-U.S. Governmental Body or any sovereign wealth fund or any department, agency or instrumentality thereof, or of a public international organization, (ii) any party official or candidate for political office outside of the United States or (iii) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clause (i) or (ii).

6.1.23.	No Finders or Brokers

Except for Piper Jaffray & Co. and Locust Walk Partners, LLC, neither Innocoll nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Acquisition.

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Innocoll has furnished to Gurnet a complete copy of all agreements (including any amendments, waivers or changes thereto) between any member of the Innocoll Group and Piper Jaffray & Co. or and Locust Walk Partners, LLC as of the date of this Agreement pursuant to which such firm would be entitled to any payment in connection with or upon consummation of the Acquisition.

6.1.24.	Opinion of Financial Advisor

The Innocoll Board has received an opinion from Piper Jaffray & Co., dated as of the date of this Agreement, to the effect that, as of such date and subject to the various assumptions and limitations set forth in such opinion, the Consideration to be received by Innocoll Shareholders in the Acquisition is fair and reasonable, from a financial point of view, to such shareholders.

6.1.25.	No Other Warranties

Gurnet acknowledges that: (a) the only representations or warranties made by Innocoll in connection with the Transactions with respect to any member of the Innocoll Group are those contained in this Clause 6.1 and in any certificates delivered by Innocoll in connection with the Completion pursuant to any Conditions, and (b) neither Innocoll nor any of its Representatives makes any other express or implied representation or warranty, including with respect to any other information provided or made available to Gurnet in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Gurnet and/or to Gurnet’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

6.2.	Gurnet Warranties

Gurnet and Gurnet Sub jointly and severally represent and warrant to Innocoll as follows:

6.2.1.	Qualification, Organisation

Each of Gurnet and Gurnet Sub is a legal entity duly organised, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organisation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Gurnet Group. Gurnet has made available to Innocoll true and complete copies of the Organisational Documents of Gurnet Sub, which Organisational Documents are in full force and effect, and Gurnet Sub is not in violation of such Organisational Documents in any material respect.

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6.2.2.	Capitalisation

All the issued and outstanding shares of capital stock of, or other equity interests in, Gurnet Sub have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by Gurnet free and clear of all Encumbrances.

6.2.3.	Corporate Authority; No Violation

(a)	Each of Gurnet and Gurnet Sub has all requisite corporate power and authority to enter into this Agreement and, with respect to Gurnet, the Expenses Reimbursement Agreement, and, with respect to Gurnet Sub, the CVR Agreement, and to consummate the Transactions. The execution and delivery of this Agreement, the CVR Agreement and the Expenses Reimbursement Agreement, as applicable, and the consummation of the Transactions have been duly and validly authorised by the Gurnet Board and the board of directors of Gurnet Sub and, except for the filing of the required documents in connection with the Scheme with, and the receipt of the required approval of the Scheme by, the High Court, no other corporate proceedings or approvals on the part of Gurnet or Gurnet Sub are necessary to authorise the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by Gurnet and Gurnet Sub and, assuming this Agreement constitutes the valid and binding agreement of Innocoll, constitutes the valid and binding agreement of Gurnet and Gurnet Sub, enforceable against Gurnet and Gurnet Sub in accordance with its terms.

(b)	Other than in connection with or in compliance with (i) the provisions of the Act, (ii) the Takeover Panel Act and the Takeover Rules, (iii) the Securities Act, (iv) the Exchange Act, (v) any applicable requirements of any Antitrust Laws and (vi) any applicable requirements of NASDAQ, no authorisation, consent or approval of, or filing with, any Relevant Authority is necessary, under applicable Law, for the consummation by Gurnet and Gurnet Sub of the Transactions, except for such authorisations, consents, approvals or filings (A) that, if not obtained or made, would not reasonably be expected to materially impede or prevent the consummation of the Acquisition or (B) as may arise as a result of facts or circumstances solely or primarily relating to Innocoll or its Affiliates or Laws or Contracts binding on Innocoll or its Affiliates.

(c)	Assuming compliance with the Scheme, Chapter 1 of Part 9 of the Act and any directions or orders of the High Court, none of the execution, delivery or performance by Gurnet of this Agreement or the Expenses Reimbursement Agreement or the consummation of the Acquisition will: (i) contravene, conflict with or result in a violation of any of the provisions of the Organisational Documents of any member of the Gurnet Group; or (ii) contravene or conflict with in any material respect, or result in a material violation of, any applicable Law or any order, ruling, writ, injunction, judgment, arbitration award or decree to which Gurnet, or any of the material assets owned by any member of the Gurnet Group, is subject; or (iii) result in any violation or material breach of, or

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default or change of control (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon any member of the Gurnet Group or result in the creation of any Encumbrance or any other material obligations, losses or grants of rights upon any of the properties, rights or assets of any member of the Gurnet Group, other than Permitted Encumbrances, except, in the case of clauses (ii) and (iii), where such contravention, conflict, violation, breach, default or other occurrence would not reasonably be expected, individually or in the aggregate, to prevent or materially impair the ability of Gurnet and Gurnet Sub to consummate the Acquisition or otherwise prevent the consummation of the Transactions.

6.2.4.	Information Provided

The information relating to the members of the Gurnet Group to be contained in the Scheme Document and, if applicable, the Takeover Offer Documents (including in each case any amendments or supplements thereto) and any other documents filed with or furnished to the High Court or the SEC or pursuant to the Takeover Rules, the Act or the Exchange Act, in connection with this Agreement (in each case, to the extent provided by Gurnet in writing and reproduced therein), will not, on the date the Proxy Statement is or, if applicable, the Takeover Documents are first posted or disseminated to Innocoll Shareholders contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The parts of the Scheme Document and any related documents for which the Gurnet Sub directors are required to take responsibility in accordance with Rule 19 of the Takeover Rules and any related filings for which the Gurnet directors are responsible under the Takeover Rules will comply in all material respects as to form with the requirements of the Takeover Rules and the Act.

6.2.5.	Investigations; Litigation

As of the date hereof, (i) there is no investigation or review pending (or, to the knowledge of Gurnet, threatened) by any Relevant Authority with respect to any member of the Gurnet Group or any of their properties, rights or assets, (ii) there are no Actions pending (or, to the knowledge of Gurnet, threatened) against any member of the Gurnet Group or any of their properties, rights or assets before, and (iii) there are no Orders in effect, which would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of Gurnet to consummate the Acquisition or otherwise prevent the consummation of the Transactions.

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6.2.6.	Access to Sufficient Cash

Gurnet Sub will have sufficient cash, available lines of credit or other sources of immediately available and cleared funds to enable it to pay, or cause to be paid, (i) the aggregate Cash Consideration in full in accordance with the terms of the Scheme and (ii) all other required payments payable in connection with the Acquisition as and when such payments become due and payable, including (a) the CVR Consideration (to the extent payable in accordance with the terms of the CVR Agreement) and (b) those payments required to be made pursuant to each of the Rule 15 Proposals. In no event shall the receipt or availability of any funds or financing by Gurnet, Gurnet Sub or any of their respective Affiliates be a condition to the obligations of Gurnet Sub to pay the Consideration.

6.2.7.	No Other Representations

Innocoll acknowledges that: (i) the only representations or warranties given by Gurnet and Gurnet Sub in connection with the Transactions with respect to any member of the Gurnet Group are those contained in this Clause 6.2, and (ii) none of Gurnet, Gurnet Sub or any of their respective Representatives makes any other express or implied representation or warranty, including with respect to any other information provided or made available to Innocoll in connection with the Transactions and including any information, documents, projections, forecasts or other material made available to Innocoll and/or to Innocoll’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

7.	Additional Agreements

7.1.	Consents and Regulatory Approvals

7.1.1.	The terms of the Acquisition shall be set out in the Rule 2.5 Announcement and the Scheme Document, to the extent required by applicable Law.

7.1.2.	Subject to the terms and conditions hereof, the Parties shall use their respective reasonable best efforts to achieve satisfaction of the Conditions as promptly as reasonably practicable following the publication of the Scheme Document and in any event no later than the End Date.

7.1.3.	Subject to the terms and conditions hereof, Innocoll and Gurnet shall (and Gurnet shall cause Gurnet Sub to) use reasonable best efforts to:

(a)	take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as reasonably practicable;

(b)	as promptly as reasonably practicable, obtain from, make with or provide to any Relevant Authority any Clearances required to be obtained, made or provided by Innocoll or Gurnet or any of their respective Subsidiaries in connection with the consummation of the Transactions;

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(c)	as promptly as reasonably practicable, make all filings, and thereafter make any other required or appropriate submissions, that are required or reasonably necessary to consummate the Transactions, including:

(i)	under any applicable Antitrust Laws or foreign investment Laws;

(ii)	under the Takeover Rules and the Act;

(iii)	under the Exchange Act or the Securities Act; or

(iv)	as required by the High Court;

(d)	as promptly as reasonably practicable, take all actions reasonably necessary, proper or advisable to obtain from, make with or provide to any third party any Clearances (other than Clearances under any Antitrust Laws, which shall be governed by Clause 7.1.4) required to be obtained, made or provided by Innocoll or Gurnet or any of their respective Subsidiaries in connection with the consummation of the Transactions (including the Acquisition); provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall Innocoll or Gurnet or any of their respective Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any third party (other than a Relevant Authority) for any Clearance required in connection with the consummation of the Transactions under any Contract, other than customary filing or application fees.

7.1.4.	Subject to the terms and conditions hereof, including, with respect to Innocoll, Clauses 7.1.7 and 7.1.8, and on the basis that Gurnet shall not be obligated to undertake or accept or agree to implement any of the matters, actions or remedies set forth in Clause 7.1.8, each of the Parties shall, and shall cause each of their respective Subsidiaries to, cooperate and use reasonable best efforts to:

(a)	obtain any Clearances required in connection with the consummation of the Transactions under any federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, competition, antitrust or restraint of trade or to regulate foreign investment (collectively, “Antitrust Laws”);

(b)	as promptly as reasonably practicable respond to any requests of any Relevant Authority for information or documentary material under any Antitrust Law following any filing contemplated by Clause 7.1.4(a), and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Transactions (including the Acquisition) under any Antitrust Law. The Parties shall (subject to applicable Law) consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals to

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be made or submitted by or on behalf of either Party in connection with proceedings under or relating to any Antitrust Law prior to their submission;

(c)	cause (insofar as the Party can cause) its advisors to cooperate with the other Parties in providing to the other Parties such assistance as is reasonably necessary and it is reasonably able to provide, and to provide to any Relevant Authority such information as may reasonably be necessary and it is reasonably able to provide, to ensure that:

(i)	the Transactions are validly and promptly notified to any Relevant Authority; and

(ii)	any request for information from any Relevant Authority is fulfilled promptly and in any event in accordance with any relevant time limit, and that, where practicable (and subject to applicable Law), it provides copies of any proposed communication with any Relevant Authority in relation to the Transactions to the other Parties and that it takes due consideration of any reasonable comments that the other Parties may have in relation to such proposed communication, provided that it shall not be required to provide the other Parties with any confidential information or business secrets.

7.1.5.	Subject in each case to the provisions of any applicable Laws, Gurnet and Innocoll shall:

(a)	promptly advise each other of (and Gurnet or Innocoll shall so advise with respect to written or oral communications received by any Subsidiary of Gurnet or Innocoll, as the case may be) any written or oral communication from any Relevant Authority or third party whose Clearance is required or reasonably necessary in connection with the consummation of the Transactions;

(b)	not participate in any meeting or discussion with any Relevant Authority in respect of any filing, investigation or enquiry concerning this Agreement or the Transactions unless it consults with the other Party in advance, and, unless prohibited by such Relevant Authority, gives the other Party the opportunity to attend; and

(c)	promptly furnish the other Party with copies of all correspondence, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Relevant Authority or its respective staff, on the other hand, with respect to this Agreement and the Transactions, except that materials may be redacted (x) to remove references concerning the valuation of the businesses of Innocoll or Gurnet or their respective Affiliates, (y) as necessary to comply with contractual arrangements and (z) as necessary to address reasonable privilege or confidentiality concerns (provided that the redacting Party shall use its commercially reasonable efforts to cause such information to be provided in a manner that would not result in such privilege
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concerns). With respect to any notice, documentation or other communication required to be given by either Party to the other Party pursuant to this Clause 7.1.5, such first Party may give such notice, documentation or other communication to such second Party’s outside counsel, instead of directly to such second Party, if such first Party reasonably believes that doing so is required by, or advisable pursuant to, applicable Law.

7.1.6.	Each Party shall provide as promptly as is reasonably practicable such information and documentary material as may be requested by a Relevant Authority following any such filing or notification and, subject to Clauses 7.1.7 and 7.1.8, shall negotiate with any Relevant Authority in relation to any undertakings, orders, agreements or commitments which any such Relevant Authority requires to facilitate the consummation of the Transactions (including the Acquisition).

7.1.7.	(a) Each member of the Innocoll Group agrees to take, or cause to be taken, subject to receipt by Innocoll of the prior written consent of Gurnet (which consent shall not be unreasonably withheld, conditioned or delayed) and subject to Clause 7.1.8, and (b) Gurnet agrees to take or cause to be taken (and to procure that all necessary members of the Gurnet Group take or cause to be taken) any and all reasonable steps and to make, or cause to be made, any and all undertakings reasonably necessary to resolve such objections, if any, that a Relevant Authority may assert under any Antitrust Law with respect to the Acquisition and to avoid or eliminate each and every objection under any Antitrust Law that may be asserted by any Relevant Authority with respect to the Transactions (including the Acquisition) so as to enable the Completion to occur as promptly as is reasonably practicable and in any event no later than the End Date, provided that any such steps or undertakings are immaterial to the business of the Innocoll Group taken as a whole or (as the case may be) the business of the Gurnet Group taken as a whole.

7.1.8.	Nothing in this Agreement shall require, or be deemed to require, Gurnet (or any of its Subsidiaries) to (and Innocoll shall not, and shall cause its Subsidiaries not to, without the prior written consent of Gurnet) take any action, agree to take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or its Subsidiaries’) business in any specified manner) if such action would (a) require any entity (including its Subsidiaries) to divest, hold separate or otherwise take any action that limits such entity’s freedom of action, ownership or control with respect to, or its ability to retain or hold, directly or indirectly, any of its businesses, assets, equity interests, product lines or properties or any equity interest in any joint venture held by such entity, (b) require any undertaking to license any Intellectual Property of the Gurnet Group or the Innocoll Group, (c) reasonably be expected to impose any limitation on or result in a material delay in the ability of Gurnet Sub to acquire, or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership of shares (or the equivalent) in, or to exercise voting or management control over, Innocoll or any member of the Innocoll Group or on the ability of any member of the Innocoll Group to hold or exercise effectively, directly or indirectly, rights of ownership of shares (or the equivalent) in, or to exercise rights of voting or management control over, any

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member of the Innocoll Group, (d) be a limitation on the ability of Gurnet or its Subsidiaries to integrate or co-ordinate its business, or any part of it, with the business of the Innocoll Group, or (e) result in a member of the Gurnet Group or the Innocoll Group ceasing to be able to carry on business in any jurisdiction it does at the date hereof. For the avoidance of doubt, the obligation to use reasonable best efforts to achieve satisfaction of the Conditions for the purposes of Clause 7.1.2 will not cause Gurnet or Innocoll to be obliged to do or permit or consent to anything that is inconsistent with this Clause 7.1.8.

7.1.9.	In the event that the latest date on which the High Court and/or the Panel would permit Completion to occur is prior to the End Date and the Parties (acting reasonably) agree that it may not be possible to achieve Completion by such date, the Parties shall use their respective commercially reasonable efforts to obtain consent of the High Court and/or the Panel, as applicable, to an extension of such latest date to a date by which the Parties (acting reasonably) consider that Completion can be achieved (but not beyond the End Date). If Rule 12(b)(i) of the Takeover Rules may reasonably be expected to cause the Scheme to lapse, the Parties shall use their respective reasonable best efforts to obtain consent of the Panel to avoid lapsing of the Scheme pursuant to Rule 12(b)(i) of the Takeover Rules. If (i) the High Court and/or the Panel require the lapsing of the Scheme prior to the End Date, (ii) the Scheme lapses pursuant to Rule 12(b)(i) of the Takeover Rules, or (iii) the Scheme lapses pursuant to paragraphs 1 or 6 of Appendix I to the Rule 2.5 Announcement as a result of the Scheme failing to have become effective on or prior to the End Date, the Parties shall (unless and until this Agreement is terminated pursuant to Clause 9) take all reasonable actions required in order to re-initiate the Scheme process as promptly as reasonably practicable (it being understood that no such lapsing described in subclause (i), (ii) or (iii) shall, in and of itself, result in a termination of, or otherwise affect any rights or obligations of any Party under, this Agreement).

7.2.	Directors’ and Officers’ Indemnification and Insurance

7.2.1.	For a period of six years after the Effective Date, Gurnet shall, and shall cause Innocoll to, maintain in effect the provisions for indemnification, advancement of expenses, or exculpation in the Organisational Documents of each member of the Innocoll Group or in any agreement to which any member of the Innocoll Group is a party and shall not amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Effective Time were directors or officers of any member of the Innocoll Group or were directors, officers, members, trustees or fiduciaries of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of any member of the Innocoll Group (each, together with his or her respective heirs and representatives, an “Innocoll Indemnified Party” and, collectively, the “Innocoll Indemnified Parties”) in respect of actions or omissions occurring at or prior to the Effective Time; provided, however, that in the event any claim, action, suit proceeding or investigation is pending, asserted or made, either prior to the Effective Time or within such six-year period, all rights to indemnification, advancement of expenses or exculpation required to be continued pursuant to this Clause 7.2.1 in respect thereof shall continue until disposition thereof, even if such disposition occurs after the sixth anniversary of the Effective Date. Gurnet shall cause

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Innocoll and its Subsidiaries to, to the fullest extent permitted under applicable Law, honour, in accordance with their respective terms, (a) the provisions for indemnification, advancement of expenses or exculpation in the Organisational Documents of each member of the Innocoll Group and its Subsidiaries or in any agreement to which any member of the Innocoll Group is a party and (b) each of the covenants contained in this Clause 7.2.

7.2.2.	For a period of six years from the Effective Date, Gurnet shall cause to be maintained in effect:

(a)	the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Completion Date maintained by any member of the Innocoll Group with respect to matters arising on or before the Effective Time (provided that Gurnet may substitute therefor policies with a carrier with comparable credit ratings to the existing carrier of at least the same coverage and amounts containing terms and conditions that are no less favourable to the insured persons (other than changes to the terms and conditions in the applicable insurer’s form that are not material to the beneficiaries thereof)); or

(b)	a “tail” policy (which, with Gurnet’s prior written consent, (such consent not to be unreasonably withheld, delayed or conditioned), Innocoll may purchase prior to the Effective Time, and, in such case, Gurnet shall cause such policy to be in full force and effect, and shall cause all obligations thereunder to be honoured by Innocoll) under Innocoll’s existing directors’ and officers’ insurance policy that covers those persons who are currently covered by Innocoll’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring at or prior to the Effective Time, is from a carrier with comparable credit ratings to Innocoll’s existing directors’ and officers’ insurance policy carrier and contains terms and conditions that, in the aggregate, are no less favourable to the insured persons than those of Innocoll’s directors’ and officers’ insurance policy in effect as of the date hereof;

provided, however, that, notwithstanding the foregoing, Gurnet shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Innocoll prior to the date hereof in respect of the coverage required to be obtained pursuant to this Clause 7.2.2, but in such case the relevant Party shall purchase as much coverage as reasonably practicable for such amount.

7.2.3.	The rights of each Innocoll Indemnified Party under this Clause 7.2 shall be in addition to, and not in limitation of, any other rights such Innocoll Indemnified Party may have under the Organisational Documents of each member of the Innocoll Group, as applicable, any agreement, any insurance policy, the Act (or any other applicable Law) or otherwise. The provisions of this Clause 7.2 shall survive the consummation of the Transactions and shall not be terminated or modified in such a manner as to adversely affect any Innocoll Indemnified Party without the written consent of such affected Innocoll Indemnified Party (it being expressly agreed that the Innocoll Indemnified Parties shall be third-party

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beneficiaries of this Clause 7.2 and shall be entitled to enforce the covenants contained in this Clause 7.2).

7.3.	Financing Cooperation

7.3.1.	Prior to the Completion, Innocoll shall use reasonable best efforts and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their respective officers, directors, employees and advisors and other Representatives, including legal and accounting, to, provide to Gurnet and its Subsidiaries such cooperation as may be reasonably requested by Gurnet in connection with the arranging, obtaining, syndication and consummation of the Financing, including:

(a)	participating in such number of meetings, presentations, road shows, drafting sessions, due diligence sessions or sessions with prospective lenders, investors and rating agencies as Gurnet may (on reasonable prior notice to Innocoll) reasonably request; provided, however, that such participation will be limited to Innocoll’s Executive Officers;

(b)	providing information in connection with and assisting in the preparation of materials for rating agency presentations, bank information memoranda, lender presentations, investor presentations and other customary marketing materials and documents required or necessary in connection with the Financing and the Transactions, including furnishing customary and reasonable business and financial projections reasonably requested by Gurnet or any of its Subsidiaries, furnishing customary and reasonable records, data or other information necessary to support any statistical information or claims relating to any member of the Innocoll Group appearing in the aforementioned marketing materials; provided, however, that nothing in this sub-clause requires Innocoll to provide (i) information regarding compensation, (ii) US GAAP financial information or (iii) information that is highly confidential to the Innocoll Group;

(c)	furnishing Gurnet, as promptly as reasonably practicable upon request by Gurnet in connection with the Financing, with customary financial statements, pro forma financial statements and other financial data and financial information of Innocoll and its Subsidiaries that is reasonably requested by the Financing Sources;

(d)	reasonably cooperating with reasonable and proportionate requests for due diligence (to the extent customary for financings of a type similar to the Financing);

(e)	providing promptly, and in any event, at least three Business Days prior to the Completion Date, such customary documentation and other customary information about the Innocoll Group as is reasonably requested in writing by Gurnet reasonably in advance of, and in any event, at least 20 calendar days prior to, the Completion Date in connection with the Financing that relates to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

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(f)	assisting with the negotiation, preparation and execution of any credit agreements, indentures, notes, security purchase agreements, guarantees, pledge and security documents, hedging arrangements, other definitive financing documents, and other certificates or documents and back-up therefor as may be reasonably requested by Gurnet or any of its Subsidiaries; and

(g)	cooperating with Gurnet and Gurnet’s efforts to obtain corporate and facilities ratings as reasonably requested by Gurnet;

provided that:

(i)	no member of the Innocoll Group shall be required to pay any commitment or other fee or incur any cost, expense or liability (other than fees and expenses that are to be promptly reimbursed by Gurnet under Clause 7.3.2) in connection with the Financing prior to the Completion Date;

(ii)	no member of the Innocoll Group (and no Innocoll director, Innocoll Executive Officer or other member of the Innocoll senior management) shall be required to execute, prior to the Completion Date, any financing agreements, including any credit, security, pledge or other agreements in connection with the Financing, or deliver any solvency, officers’ or similar certificates or legal opinions in connection with the Financing (other than representation letters required by Innocoll and its Subsidiaries’ auditors in connection with the delivery of “comfort letters”);

(iii)	except as expressly provided above, no member of the Innocoll Group shall be required to take any corporate actions that are not subject to the occurrence of the Completion Date to permit the consummation of the Financing;

(iv)	the cooperation of the Innocoll Group shall not unreasonably interfere with on-going operations of any member of the Innocoll Group or otherwise materially impair the ability of any Representative of Innocoll to carry out its duties to Innocoll; and

(v)	without prejudice to the generality of sub-paragraph (ii) above, no Innocoll director, Innocoll Executive Officer or other member of Innocoll senior management shall be obliged to pass (or join in the passing) of any resolution or give or make (or join in the giving or making) of any declaration in respect of which he may incur personal liability for the debts of any Innocoll Group entity or Gurnet Group entity (whether pursuant to the Act or otherwise howsoever).

7.3.2.	Gurnet shall, promptly upon request by Innocoll, reimburse Innocoll for all reasonable documented out-of-pocket costs and expenses incurred by any member of the Innocoll Group in connection with cooperation under this Clause

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7.3 and shall indemnify and hold harmless Innocoll, its Subsidiaries and their respective Representatives (including the Innocoll Board and officers of Innocoll or any of its Subsidiaries prior to the Completion Date) from and against any and all liabilities, losses, damages, claims, expenses, interest, judgments and penalties (each, a “Loss”) suffered or incurred by them in connection with the syndication or consummation of the Financing, any information utilised in connection therewith and any action taken by them at the request of Gurnet or its Representatives (other than information provided by any member of the Innocoll Group or to the extent a Loss arises from the gross negligence, fraud, bad faith or misconduct of or a breach of this Agreement by an indemnified party).

7.3.3.	Innocoll shall, or shall cause its Subsidiaries to supplement the information provided in connection with the Financing on a reasonably current basis to the extent that any such information, to the Knowledge of Innocoll, contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading in any material respect at the time and in light of the circumstances under which such statement is made, promptly after gaining Knowledge thereof; provided, however, that any information so supplemented shall not be deemed to be disclosed for purposes of determining whether Innocoll has failed to satisfy any of the Conditions at the Effective Time.

7.3.4.	Innocoll hereby consents to the use of the names and marks of Innocoll and its Affiliates (including any Trademarks derived therefrom) in connection with the Financing; provided, that such names and marks are used solely in a manner that is not intended to or reasonably likely to harm or disparage Innocoll or its Affiliates or their reputation, goodwill or Intellectual Property.

7.3.5.	If requested by Gurnet, Innocoll shall use reasonable best efforts to assist in the delivery to Gurnet of customary payoff letters, lien terminations and instruments of discharge in form and substance reasonably satisfactory to Gurnet to allow for the payoff, discharge and termination in full of the EIB Facility.

7.3.6.	All non-public or otherwise confidential information obtained by Gurnet, its Representatives or its Financing Sources pursuant to this Clause 7.3 shall be kept confidential in accordance with the Confidentiality Agreement, except that Gurnet shall be permitted to disclose such information to the Financing Sources, subject to the Financing Sources entering into customary confidentiality undertakings with respect to such information.

7.3.7.	Notwithstanding anything to the contrary in the foregoing, nothing in this Clause 7.3 shall require any member of the Innocoll Group (or any Innocoll director, Innocoll Executive Officer or other member of Innocoll senior management) to take any action or provide any information where to do so would constitute a breach of any applicable Law (including, without limitation but for the avoidance of doubt, Section 82 of the Act).

7.4.	Transaction Litigation

If there is any actual or threatened shareholder litigation against any Party or its directors or executive officers relating to the Transactions or the Expenses Reimbursement Agreement

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or there is otherwise any actual or threatened complaint or challenge that is or may be brought in the High Court or any other court in Ireland and/or any court in the United States in connection with the Scheme, the Transactions, this Agreement or the Expenses Reimbursement Agreement, such Party shall consult and cooperate with the other Parties in the defence or settlement of such shareholder litigation (other than any litigation or settlement where the interests of Innocoll or any of its Affiliates are adverse to those of any Gurnet Party or any of their respective Affiliates), and each Party agrees that it will not settle or compromise any such litigation without the written consent of all Parties (such consent not to be unreasonably withheld, conditioned or delayed), provided that the foregoing obligations shall be subject to any fiduciary duties of the board of directors or equivalent governing body of the Party with respect to which such litigation is brought or of any of its Affiliates.

7.5.	Rule 16b-3 Actions

Prior to the Effective Time, Innocoll shall take all such steps as may be required to cause any disposition of Innocoll Shares (including derivative securities with respect to Innocoll Shares) resulting from the Acquisition and the Transactions by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Innocoll immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.6.	No Registration of CVRs

Gurnet Sub and Innocoll shall cooperate, including by making reasonably requested changes to the form of CVR Agreement attached hereto as Annex 2, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

7.7.	Employment and Benefit Matters

7.7.1.	Nothing in this Agreement shall confer upon any Innocoll Employee any right to continue in the employ or service of Innocoll or any Affiliate of Innocoll after the Effective Time.

7.7.2.	For a period of one year following the Effective Time, during such time that any Innocoll Employee continues in the employ or service of Innocoll, Gurnet shall cause Innocoll to provide (i) a base salary or wage rate, as applicable, that is no less favourable to such Innocoll Employee than the base salary or wage rate provided to such Innocoll Employee as of immediately prior to the Effective Time and (ii) benefits (excluding, for the avoidance of doubt, equity and equity-based compensation) that are substantially comparable, in the aggregate, to those provided to such Innocoll Employees as a group immediately prior to the Effective Time.

7.7.3.	From and after the Effective Time, Gurnet shall cause each member of the Innocoll Group to honour, in accordance with its terms (including with respect to amendment and termination), each compensation, employment, severance, change-of-control and similar agreement to which any member of the Innocoll Group is a party.

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8.	Completion of Acquisition

8.1.	Completion Date

8.1.1.	Completion shall take place at 9:00 a.m., New York City time, on a date to be agreed by the Parties as promptly as practicable following, but being not more than three Business Days (or such shorter period of time as remains before 5:00 p.m., New York City time, on the End Date) after, the satisfaction or, in the sole discretion of the applicable Party, waiver (where permissible) of all of the Conditions with the exception of Condition 2.4 (delivery and registration of the Court Order and a copy of the minute required by Section 86 of the Act) (but subject to the satisfaction of such Condition) or at such other date and/or time as may be mutually agreed to by the Parties in writing (the “Completion Date”).

8.1.2.	Completion shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, 10153.

8.2.	Innocoll Board Meeting

On or prior to Completion:

8.2.1.	Innocoll shall procure that a meeting of the Innocoll Board (or a duly authorised committee thereof) is held at which resolutions are passed (conditional on registration of the Court Order with the Registrar of Companies occurring and effective as of the Effective Time) approving, with effect from Completion:

(a)	the allotment and issue to Gurnet Sub (and/or its nominees) in accordance with the Scheme of the number of new shares in the capital of Innocoll provided for in the Scheme;

(b)	the removal of the directors of Innocoll as Gurnet shall determine; and

(c)	the appointment of such persons as Gurnet may nominate as the directors of Innocoll.

8.3.	Completion Obligations

On Completion:

8.3.1.	Gurnet shall deliver to Innocoll the CVR Agreement, duly executed by each of Gurnet Sub and the Rights Agent:

8.3.2.	Innocoll shall deliver to Gurnet:

(a)	a certified copy of the resolutions of the Innocoll Board referred to in Clause 8.2;

(b)	letters of resignation from the directors that are removed from Innocoll in accordance with Clause 8.2.1(b) (each such letter containing an acknowledgement that such resignation is without any claim or right of action of any nature whatsoever outstanding against Innocoll or any

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member of the Innocoll Group or any of their officers or employees for breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other grounds whatsoever in respect of the removal); and

(c)	share certificates in respect of the aggregate number of shares in the capital of Innocoll to be issued to Gurnet Sub (and/or its nominees) in accordance with the Scheme; and

(d)	a certificate of Innocoll, in the form attached hereto as Annex 4, dated as of the Effective Date and signed by a responsible corporate officer of Innocoll, stating that the interests of Innocoll are not, and have not been at any time during the five years preceding the date of such certification, United States real property interests, as defined in Section 897(c)(2) of the Code; and

(e)	a certificate of US Subsidiary, in the form attached hereto as Annex 5, dated as of the Effective Date and signed by a responsible corporate officer of US Subsidiary, stating that the interests of US Subsidiary are not, and have not been at any time during the five years preceding the date of such certification, United States real property interests, as defined in Section 897(c)(2) of the Code; and

8.3.3.	Innocoll shall cause an office copy of the Court Order and a copy of the minute required by Section 86 of the Act to be filed with the Registrar of Companies and obtain from the Registrar of Companies a Certificate of Registration in relation to the reduction of share capital involved in the Scheme.

8.4.	Payment of Consideration

8.4.1.	Gurnet shall cause Gurnet Sub to pay, or Gurnet Sub shall cause to be paid, the Cash Consideration due to each Innocoll Shareholder in respect of each Innocoll Share held in accordance with the terms and conditions (including as to the timing of such payment) set out in the Scheme.

8.4.2.	Within 7 days following the Effective Time, Gurnet shall cause Gurnet Sub to furnish to the Rights Agent, or Gurnet shall cause to be furnished to the Rights Agent, in such form as Gurnet Sub receives from Innocoll’s transfer agent (or other agent performing similar services for Innocoll), the names and addresses of the Innocoll Shareholders entitled to receive the CVR Consideration in respect of each Innocoll Share held. Gurnet Sub shall direct, or cause to be directed, the Rights Agent to reflect such names and addresses on the initial register of CVRs and to confirm such write-up of the register to Gurnet Sub promptly thereafter (but, in any event, within five (5) days following the receipt of such names and addresses), pursuant to and in accordance with terms of the CVR Agreement.

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9.	Termination

9.1.	Termination

9.1.1.	This Agreement may be terminated at any time prior to the Effective Time as set forth below:

(a)	by either Innocoll or Gurnet if the Scheme Meeting or the EGM shall have been completed and the Scheme Meeting Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite majorities;

(b)	by either Innocoll or Gurnet if the Effective Time shall not have occurred by 5:00 p.m. New York City time, on the End Date, provided that the right to terminate this Agreement pursuant to this Clause 9.1.1(b) shall not be available to a Party whose breach of any provision of this Agreement shall have been the primary cause of the failure of the Effective Time to have occurred by such time;

(c)	by either Innocoll or Gurnet if the High Court declines or refuses to sanction the Scheme, unless all Parties agree in writing that the decision of the High Court shall be appealed (it being agreed that Innocoll shall make such an appeal if requested to do so by Gurnet);

(d)	by either Innocoll or Gurnet if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Acquisition and such injunction shall have become final and non-appealable, provided that the right to terminate this Agreement pursuant to this Clause 9.1.1(d) shall not be available to a Party whose breach of any provision of this Agreement shall have been the primary cause of such injunction;

(e)	by Innocoll, if any Gurnet Party shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or if any of its warranties set forth in this Agreement are inaccurate, which breach, failure to perform or inaccuracy:

(i)	would result in a failure of any Conditions; and

(ii)	is not reasonably capable of being cured by the End Date or, if curable, is not cured within 30 days following Innocoll’s delivery of written notice to Gurnet of such breach, failure to perform or inaccuracy (which notice shall state Innocoll’s intention to terminate this Agreement pursuant to this Clause 9.1.1(e) and the basis for such termination);

(f)	by Gurnet, if Innocoll shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or if any of its warranties set forth in this Agreement are inaccurate, which breach, failure to perform or inaccuracy:

(i)	would result in a failure of any Conditions; and

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(ii)	is not reasonably capable of being cured by the End Date or, if curable, is not cured within 30 days following Gurnet’s delivery of written notice to Innocoll of such breach or failure to perform or inaccuracy (which notice shall state Gurnet’s intention to terminate this Agreement pursuant to this Clause 9.1.1(f) and the basis for such termination);

(g)	by Gurnet, in the event that an Innocoll Change of Recommendation shall have occurred;

(h)	by Innocoll upon written notice at any time following delivery of a Final Recommendation Change Notice pursuant to and in accordance with Clause 5.2.7; or

(i)	by mutual written consent of Innocoll and Gurnet.

9.1.2.	Termination of this Agreement in accordance with Clause 9.1.1 shall not give rise to any liability of the Parties except as provided in the Expenses Reimbursement Agreement, and, following such termination, no Party shall have any liability to the other Parties in connection with this Agreement or the Transactions, except as provided in the Expenses Reimbursement Agreement; provided that any such termination shall not relieve any Party from liability for fraud or wilful breach of, or failure to perform, this Agreement or from any liabilities that may arise pursuant to and in accordance with the terms of the Confidentiality Agreement. Clause 10 (other than Clauses 10.1 and 10.11) shall survive and continue in full force and effect notwithstanding the termination of this Agreement. If Gurnet or Gurnet Sub bring a successful action against Innocoll for wilful breach of, or failure to perform, this Agreement, then all amounts (if any) paid by Innocoll to Gurnet under Clause 3.2.3 of the Expenses Reimbursement Agreement which are included in any award made by a court of competent jurisdiction against Innocoll arising from liability for wilful breach of, or failure to perform, this Agreement shall be credited against the amount of such award. If Innocoll brings a successful action against Gurnet or Gurnet Sub for liability for fraud or wilful breach of, or failure to perform, this Agreement, then, upon a final judgment from a court of competent jurisdiction finding Gurnet or Gurnet Sub liable for fraud or wilful breach of, or failure to perform, this Agreement, all amounts (if any) to be paid by Gurnet or Gurnet Sub to Innocoll shall be joint and several liabilities of Gurnet and Gurnet Sub.

9.1.3.	Each Party understands and confirms that termination of this Agreement shall:

(a)	be without prejudice to the provisions of the Expenses Reimbursement Agreement or the Confidentiality Agreement; and

(b)	not affect the obligations of each Party to pay the costs and expenses provided in Clause 10.12.

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10.	General

10.1.	Announcements

10.1.1.	Subject to the requirements of applicable Law, the Takeover Rules, a court order, the Securities Act, the Exchange Act, the SEC, the rules of the NASDAQ or any Relevant Authority (including the Panel), the Parties shall consult together as to the terms of, the timing of and the manner of publication of any formal public announcement which either Party may make primarily regarding the Transactions, the Scheme or this Agreement. Gurnet and Innocoll shall give each other a reasonable opportunity to review and comment upon any such public announcement and shall not issue any such public announcement prior to such consultation, except as may be required by applicable Law, the Takeover Rules, a court order, the Securities Act, the Exchange Act, the SEC, the rules of the NASDAQ or any Relevant Authority (including the Panel).

10.1.2.	For the avoidance of doubt, the provisions of Clause 10.1.1 do not apply to (a) any announcement, document or publication in connection with an Innocoll Alternative Proposal or Innocoll Superior Proposal or a change in the Scheme Recommendation, or (b) any amendment to the terms of the Scheme proposed by Gurnet that would effect an increase in the Consideration whether before or after a withdrawal or adverse modification of the Scheme Recommendation.

10.2.	Notices

10.2.1.	Any notice or other document to be served under this Agreement may be delivered by overnight delivery service (with proof of service), by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report), by email or hand delivery to the Party to be served as follows:

(a)	if to Gurnet or Gurnet Sub, to:

Gurnet Point, L.P.
c/o Waypoint International GP LLC

55 Cambridge Parkway, Suite 401

Cambridge, MA 02142

United States
Attention      James Singleton
Facsimile:      (617) 588-4901

with copy to:

Weil, Gotshal & Manges LLP
767 5th Avenue
New York, NY 10153
United States
Attention: Michael J. Aiello
Facsimile:      (212) 310-8007

and

Matheson
70 Sir John Rogerson’s Quay
Dublin 2
Attention:    Tim Scanlon; Madeline McDonnell

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Email:           tim.scanlon@matheson.com;

madeline.mcdonnell@matheson.com

(b)	if to Innocoll, to:

Unit 9, Block D, Monksland Business Park,

Monksland, Athlone,

County Roscommon,

Ireland
Attention:      Anthony Zook

Email:           TZook@innocoll.com

with copy to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020
United States
Attention:      Jeffrey A. Baumel; Ilan Katz
Email:           jeffrey.baumel@dentons.com; and
                     ilan.katz@dentons.com

and

William Fry
2 Grand Canal Square
Dublin 2
Ireland
Attention:      David Carthy; Susanne McMenamin
Email:           david.carthy@williamfry.com;

              susanne.mcmenamin@williamfry.com

or such other postal address, facsimile number or email address as it may have notified to the other Party in writing in accordance with the provisions of this Clause 10.2.

10.2.2.	Any notice or document shall be deemed to have been served:

(a)	if delivered by overnight delivery or by hand, at the time of delivery; or

(b)	if sent by e-mail or facsimile, at the time of the sending of the e-mail or facsimile (provided that any notice deemed to have been served on any day that is not a Business Day, or on any Business Day after 5:30 p.m. (addressee’s local time), shall be deemed to have been served at 9:00 a.m. (addressee’s local time) on the next Business Day).

10.3.	Assignment

Neither Party shall assign all or any part of the benefit of, or rights or benefits under, this Agreement without the prior written consent of the other Party; provided, that Gurnet may assign any or all of its rights and interests hereunder to one or more of its Subsidiaries, provided that prior consent in writing has been obtained from the Panel if required in

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respect of such assignment, but no such assignment shall relieve Gurnet of its obligations hereunder.

10.4.	Counterparts

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by hand delivery, facsimile process, e-mail or otherwise).

10.5.	Amendment

No amendment of this Agreement shall be binding unless the same shall be evidenced in writing duly executed by each of the Parties. Following obtainment of the Innocoll Shareholder Approval there shall be no amendment to the provisions hereof which by Law would require further approval by the Innocoll Shareholders without such further approval nor shall there be any amendment or change not permitted under applicable Law.

10.6.	Entire Agreement

This Agreement (including the Innocoll Disclosure Letter, which forms a part hereof), together with the Confidentiality Agreement, the Expenses Reimbursement Agreement, the CVR Agreement and any documents delivered by the Gurnet Parties or Innocoll in connection herewith, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Gurnet Parties (or any of them) and Innocoll with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall survive the execution and delivery of this Agreement and that no action by any Party contemplated by this Agreement shall be deemed to breach the Confidentiality Agreement.

10.7.	Inadequacy of Damages

Each Party agrees that damages would not be an adequate remedy for any breach by it of this Agreement and accordingly each Party shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this Agreement.

10.8.	Remedies and Waivers

10.8.1.	No delay or omission by any Party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement shall: (a) affect that right, power or remedy; or (b) operate as a waiver of it.

10.8.2.	The exercise or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

10.9.	Severability

If at any time any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction or other Relevant Authority to be invalid, void or

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unenforceable, the Parties shall negotiate in good faith to modify this Agreement or, as appropriate, the terms and conditions of the Acquisition, so as to effect the original intent of the parties as closely as possible in an equitable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible in accordance with applicable Law.

10.10.	No Partnership and No Agency

10.10.1.	Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, a partnership, association, joint venture or other co-operative entity between any of the Parties.

10.10.2.	Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, either Party the agent of the other Party for any purpose. No Party has, pursuant to this Agreement, any authority or power to bind or to contract in the name of the other Party.

10.11.	Further Assurance

Without limitation to the provisions of this Agreement, the Parties shall, and shall procure that each member of their respective Groups shall, issue, execute or despatch such documentation in a timely fashion or take other actions as is necessary or desirable to facilitate the implementation of the Transactions or carry out the purposes of this Agreement.

10.12.	Costs and Expenses

Save for (i) the Panel’s document review fees (which shall be borne and discharged by Gurnet) and (ii) the filing fees incurred in connection with notifications with any Relevant Authorities under any Antitrust Laws (which shall be borne and discharged by Gurnet), each Party shall pay its own costs and expenses of and incidental to this Agreement and the Transactions (including the Acquisition), except as otherwise expressly provided in this Agreement.

10.13.	No Third-Party Rights

Except as expressly provided in Clause 7.2, no one other than a Party shall have any right to enforce any of the terms of or have any rights or remedies under this Agreement or shall be a beneficiary in any way of this Agreement.

10.14.	Governing Law and Jurisdiction

10.14.1.	This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without regard to the conflicts or choice of law rules thereof that would result in the application of the laws of any other jurisdiction; provided, however, that the Acquisition and the Scheme and matters related thereto (including matters related to the Takeover Rules) shall, to the extent required by the Laws of Ireland, and the interpretation of the duties of directors of Innocoll shall, be governed by and construed in accordance with, the Laws of Ireland, without regard to the conflicts of law rules of Ireland that would result in the application of the laws of any other jurisdiction.

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10.14.2.	Each of the Parties irrevocably agrees that the Delaware Court of Chancery shall have exclusive jurisdiction to settle any Action arising out of or in connection with this Agreement (provided, however, that if the Delaware Court of Chancery does not have jurisdiction over such Action, such Action shall be settled exclusively in the United States District Court for the District of Delaware and the appellate courts therefrom) and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts and waives, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defence of an inconvenient forum to the maintenance of, any such Action in any such court. Any Action arising out of or in connection with this Agreement shall therefore be brought in such courts. Notwithstanding the forgoing, the Scheme and matters related to the sanction thereof shall be subject to the jurisdiction of the Irish High Court and any appellate courts therefrom.

10.15.	Non-Survival of Representations and Warranties

None of the representations and warranties in this Agreement shall survive the Effective Time or the termination of this Agreement.

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IN WITNESS whereof the Parties have entered into this Agreement on the date first specified above.

SIGNED

for and on behalf of

INNOCOLL HOLDINGS PUBLIC LIMITED COMPANY

/s/ Anthony Zook
Signature
/s/ Jose Carmona
Witness
Jose Carmona	Anthony Zook
Print Name of Witness	Print Name
721 Tames Road, Philadelphia, PA 19118
Print Address of Witness
CFO, Innocoll Holdings plc
Occupation of Witness

SIGNED

for and on behalf of

GURNET POINT L.P.

by: Waypoint International GP LLC, its general partner

/s/ James B. Singleton
Signature

/s/ Travis Wilson
Witness
Travis Wilson	James B. Singleton
Print Name of Witness	Print Name
22 Brewster Road, Newton, MA 02461
Print Address of Witness
Attorney/Investment Partner
Occupation of Witness

SIGNED

for and on behalf of

LOUGH REE TECHNOLOGIES LIMITED

/s/ James B. Singleton
Signature
/s/ Travis Wilson
Witness
Travis Wilson	James B. Singleton
Print Name of Witness	Print Name
22 Brewster Road, Newton, MA 02461	Director
Print Address of Witness	Title
Attorney/Investment Partner
Occupation of Witness

Schedule 1

Innocoll Conduct

1.	Innocoll shall not, and shall procure that its Subsidiaries shall not, authorise or pay any dividends on or make any distribution with respect to the outstanding shares in its or their capital (whether in cash, assets, shares or other securities of any member of the Innocoll Group), except for the declaration and payment of dividends by any of Innocoll’s wholly owned Subsidiaries to Innocoll or any of its other wholly owned Subsidiaries;

2.	Innocoll shall not, and shall procure that its Subsidiaries shall not, split, combine or reclassify any of its or their shares of capital in issue, or issue or authorise the issuance of any other securities in respect of, in lieu of or in substitution for, shares in its capital;

3.	Innocoll shall not, and shall procure that its Subsidiaries shall not:

3.1.	grant any Innocoll Options, Innocoll RSUs, Innocoll Restricted Shares or any other equity-based awards;

3.2.	increase the compensation or other benefits payable or provided to any current or former directors, officers or employees of Innocoll or any member of the Innocoll Group, other than any increase in any employee’s (other than any director’s or officer’s) compensation which is consistent with past practice and is by a gross amount of no more than 2% of the gross compensation or other benefits payable, as applicable, to such employee;

3.3.	hire any individual to act as an executive officer of Innocoll or who would be deemed an Innocoll Relevant Employee, or terminate the employment of (a) any Innocoll Relevant Employee or (b) any Executive Officer;

3.4.	enter into any employment, change of control, severance or retention agreement with any director, officer or employee of Innocoll, other than employment agreements that are terminable on not more than 30 days’ notice without penalty or liability other than amounts required to be paid under applicable Law or existing policies of any member of the Innocoll Group;

3.5.	establish, adopt, enter into, amend or terminate any Innocoll Benefit Plan or any other plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries other than (i) the renewal of existing benefits under any Innocoll Benefit Plan made in the ordinary course consistent with past practice; or (ii) the establishment, adoption, entry into or amendment made to any constituent part of any Innocoll Benefit Plan which does not increase the cost or expected cost to Innocoll of that constituent part of that Innocoll Benefit Plan;

3.6.	fund any rabbi trust or similar arrangement;

3.7.	accelerate any rights or benefits of any current or former director, officer or employee of any member of the Innocoll Group in a manner that is not in the ordinary course consistent with past practice; or

3.8.	change any actuarial assumptions used to calculate the funding obligations with respect to any Innocoll Benefit Plan or change the manner in which contributions to such plans are made or

Schedule 1 - Page 1

the basis on which such contributions are determined, except as may be required by IFRS, US GAAP or applicable Law (except, in the case of each of sub-paragraphs 3.1 through 3.8 of this paragraph 3, inclusive, as otherwise permitted pursuant to this paragraph 3 or as required by Innocoll Benefit Plans in effect as of the date hereof or as otherwise required by applicable Law);

4.	Innocoll shall not, and shall not permit any of its Subsidiaries to, make any change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by a change in IFRS, US GAAP, applicable Law or SEC policy;

5.	Innocoll shall not, and shall not permit any of its Subsidiaries to, authorise or announce an intention to authorise, or enter into agreements with respect to, any acquisition of an equity interest in any joint venture arrangement, or any acquisition of an equity interest in or a substantial portion of the assets of any person or any business or division thereof, or any mergers, consolidations or business combinations (for the purpose of this paragraph 5, each such event an “Investment”), other than as expressly permitted by Clause 5.2 of the Agreement;

6.	Innocoll shall not amend the Innocoll Constitution or any other Organisational Documents and shall not permit any of its Subsidiaries to adopt any material amendments to its Organisational Documents;

7.	Innocoll shall not, and shall procure that its Subsidiaries shall not, enter into any Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof, or materially modify, materially amend or terminate any Material Contract or waive, release or assign any material rights or claims thereunder;

8.	Innocoll shall not, and shall not permit any of its Subsidiaries to, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorise the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital, voting securities or other equity interest in any member of the Innocoll Group or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise un-exercisable option under any of the Innocoll Share Plans (except as otherwise provided by the express terms of any options outstanding on the date hereof), other than:

8.1.	issuances of Innocoll Options or Innocoll RSUs under the Innocoll 2016 Plan to any person who becomes an employee of any member of the Innocoll Group after the date hereof in such amounts and on such terms as are in the ordinary course consistent with past practice for awards to employees in comparable roles;

8.2.	issuances of Innocoll Shares in respect of any exercise of options or the vesting or settlement of share awards outstanding on the date hereof or permitted to be granted after the date hereof in accordance with the terms of this Agreement pursuant to the Innocoll Share Plans, or in respect of any exercise of any German Options; and

8.3.	selling or withholding of Innocoll Shares to satisfy Tax obligations pertaining to the exercise of options or the vesting or settlement of share awards or to satisfy the exercise price with respect to options or to effectuate an optionee direction upon exercise;

Schedule 1 - Page 2

9.	Innocoll shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital;

10.	Innocoll shall not, and shall not permit any of its Subsidiaries to, redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise) or enter into or materially amend any Contract with respect to any of the foregoing, other than Indebtedness for borrowed money incurred by Innocoll and owing to any member of the Gurnet Group; provided that nothing contained herein shall prohibit Innocoll and its Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practice;

11.	Innocoll shall not, and shall not permit any of its Subsidiaries to, make any loans to any other person, except for loans among Innocoll and its wholly owned Subsidiaries or among Innocoll’s wholly owned Subsidiaries (provided that, subject to the provisions of the existing Indebtedness or other agreements of Innocoll and its Subsidiaries, as may be amended in accordance with their terms and this Agreement, Innocoll and its Subsidiaries shall not make any such loan if it would (or structure any such loan in a manner that would) be reasonably expected to have material adverse tax consequences to Innocoll and its Subsidiaries after Completion);

12.	Innocoll shall not, and shall not permit any of its Subsidiaries to, acquire, lease, license or otherwise obtain any of its material properties or assets or to, sell, lease, exclusively license, transfer, exchange, swap or otherwise dispose of, or subject to any Encumbrance (other than Permitted Encumbrances), any of its material properties or assets (including shares in the capital of its or their Subsidiaries), other than:

12.1.	dispositions of inventory or obsolete equipment in the ordinary course of business;

12.2.	non-exclusive Intellectual Property licenses granted in the ordinary course of business consistent with past practice; or

12.3.	for transactions among Innocoll and its wholly owned Subsidiaries or among its wholly owned Subsidiaries in the ordinary course of business consistent with past practice;

13.	Innocoll shall not, and shall not permit any of its Subsidiaries to: (A) sell, assign, transfer, convey, abandon, allow to lapse or expire, surrender, waive, release, encumber or otherwise dispose of any rights with respect to any Purchased Intellectual Property, the IP Licenses or other intangible assets; or (B) extend, amend, modify, or grant any third party any license, sublicense, covenant or agreement not to sue, immunity, authority, release or other rights with respect to any Purchased Intellectual Property or IP License, other than, in each case of (A) and (B), pursuant to nonexclusive licenses granted in the ordinary course of business consistent with past practice

14.	Innocoll shall not, and shall procure that its Subsidiaries shall not, (A) other than in the ordinary course of business consistent with past practices, enter into any Contract pursuant to which any member of the Innocoll Group grants to any other Person any non-competition, “most-favoured nation”, or exclusive rights (other than non-solicitation agreements with respect to employees) of any type or scope, or that otherwise restricts or purports on its face to restrict in a material respect any member of the Innocoll Group from engaging or competing in any material line of business in any

Schedule 1 - Page 3

location; or (B) enter into any Contract that, upon completion of the Acquisition, would restrict or purport on its face to restrict Innocoll or any of its Subsidiaries (including any member of the Innocoll Group) from engaging or competing in any line of business in any location;

15.	Innocoll shall not, and shall procure that its Subsidiaries shall not, adopt, approve or implement any “poison pill” or similar shareholder rights plan or related agreement;

16.	Innocoll shall not, and shall procure that its Subsidiaries shall not, announce (including any announcement of an intention to undertake), implement or effect any reduction in labour force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Innocoll Group, other than routine employee terminations in the ordinary course of business consistent with past practices;

17.	Innocoll shall not, and shall not permit any of its Subsidiaries to, compromise or settle any material claim, litigation, investigation or proceeding, in each case made or pending against any member of the Innocoll Group or any of their officers or directors in their capacities as such, other than the compromise or settlement of such material claims, litigations, investigations or proceedings where any such compromise or settlement (x) results in the actual expense to be incurred for any such compromise or settlement being no greater than US$10,000 individually or US$50,000 in the aggregate; (y) does not impose any injunctive relief on or otherwise limit any action or inaction by any member of the Innocoll Group and (z) does not include any admission of guilt or wrongdoing by Innocoll or any of its Subsidiaries;

18.	Innocoll shall not, and shall not permit any of its Subsidiaries to, (i) file any material income or other Tax Return, unless filed in a manner consistent with prior practice (except as required by Law), (ii) make, change or revoke any material Tax election, change any annual Tax accounting period or method of Tax accounting (except, in each case, as required by Law, (iii) file any material amended Tax Return or settle or compromise any audit or proceeding relating to a material amount of Taxes, or material claim for refund, or enter into any closing or similar agreement with any Relevant Authority, or (iv) surrender any right to claim a material amount of Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

19.	Innocoll shall not, and shall not permit any of its Subsidiaries to, make any new capital expenditure or expenditures, or commit to do so, in excess of US$10,000 individually or US$50,000 in the aggregate;

20.	Innocoll shall not, and shall not permit any of its Subsidiaries to, alter any intercompany arrangements or agreements or the ownership structure among Innocoll and its wholly-owned Subsidiaries or among Innocoll’s wholly-owned Subsidiaries;

21.	Innocoll shall not, and shall procure that its Subsidiaries shall not, take any action that would materially prevent the Existing Lender from having provided a written waiver and consent agreement to Innocoll providing for its consent to the entry by Innocoll (as guarantor) and Innocoll Borrower (as borrower) into the Gurnet Loan on such terms (without material amendment) as set out in the Loan Agreement and to the incurrence of the indebtedness and the performance of the other obligations contemplated thereby;

22.	Innocoll shall not, and shall procure that its Subsidiaries shall not, fail to maintain cash and cash equivalents on hand sufficient to pay the obligations of Innocoll and its Subsidiaries that are payable prior to the Completion as they become due, subject to item 3 on section 5.1.1 of the Innocoll Disclosure Letter; and

23.	Innocoll shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.
Schedule 1 - Page 4

ANNEX 1

Rule 2.5 Announcement

[See Exhibit No. 99.1 to the Form 8-K]

ANNEX 2

Form of CVR Agreement

[See Exhibit No. 10.1 to the Form 8-K]

ANNEX 3

Form of Loan Agreement

[See Exhibit No. 10.7 to the Form 8-K]

ANNEX 4

Lough Ree Technologies Limited

[●], 2017

Internal Revenue Service Center

P.O. Box 409101

FIRPTA Unit

Ogden, UT 84409

Re:	Notice pursuant to the Requirements of Treasury Regulation Section 1.897-2(h)(2)

Dear Sir/Madam:

This notice is being provided pursuant to Section 1.897-2(h)(2) of the Treasury Regulations promulgated under the Internal Revenue Code of 1986, as amended (the “Code”), by Innocoll Holdings plc, an Irish public limited company (the “Company”), in response to a request from Lough Ree Technologies Limited, an Irish private limited company (the “Purchaser”).

The undersigned hereby certifies the following on behalf of the Company:

(i)         The Company’s address is [●].

(ii)         The Company’s U.S. taxpayer identification number (“TIN”) is [●].

(iii)        The statement provided to the Purchaser was not requested by any foreign interest holder; it was requested by the Purchaser and is voluntarily provided by the Company as contemplated in Treasury Regulation Section 1.1445-2(c)(3)(i) (last sentence). The Purchaser’s address is [●] and its TIN is [●].

(iv)        As of the date of this notice, no interest in the Company constitutes a “United States real property interest” as that term is defined in Code Section 897(c)(1), because the Company is not and during the past five years has not been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2).

Under penalties of perjury, I declare that the above notice (including the attachment hereto) is true, correct and complete to my knowledge and belief, and that I have the authority to sign this document on behalf of the Company.

Sincerely,

Innocoll Holdings plc

By:
Name:
Title:

Section 1445 Certificate

This certificate is being voluntarily provided pursuant to Section 1.897-2(h)(2) of the Treasury Regulations promulgated under the Internal Revenue Code of 1986, as amended (the “Code”), by Innocoll Holdings plc, an Irish public limited company (the “Company”), in response to a request from Lough Ree Technologies Limited, a private limited company registered in Ireland (the “Purchaser”). The Company is providing this certificate to the Purchaser in order to enable the Purchaser to determine that no withholding is required pursuant to Code Section 1445.

1.         The Company’s address is [●].

2.         The Company’s U.S. taxpayer identification number is [●].

3.         The Company is not, as of the date hereof, a “United States real property holding corporation” (a “USRPHC”) as such term is defined by Code Section 897(c)(2) and the Treasury Regulations promulgated thereunder, and has not been a USRPHC on any determination date (as specified in Treasury Regulation Section 1.897-2(c)) during the five-year period ending on the date hereof. Accordingly, no interest in the Company constitutes a “United States real property interest” as that term is defined in Code Section 897(c)(1).

Under penalties of perjury, I declare that the information in this certificate is true, correct and complete to the best of my knowledge and belief and that I have the authority to sign this document on behalf of the Company.

Date: [●], 2017

Innocoll Holdings plc

By
Name:
Title:

ANNEX 5

Innocoll, Inc.

[●], 2017

Internal Revenue Service Center

P.O. Box 409101

FIRPTA Unit

Ogden, UT 84409

Re:	Notice pursuant to the Requirements of Treasury Regulation Section 1.897-2(h)(2)

Dear Sir/Madam:

This notice is being provided pursuant to Section 1.897-2(h)(2) of the Treasury Regulations promulgated under the Internal Revenue Code of 1986, as amended (the “Code”), by Innocoll Inc., a Pennsylvania corporation (the “Company”), in response to a request from Lough Ree Technologies Limited, an Irish private limited company (the “Purchaser”).

The undersigned hereby certifies the following on behalf of the Company:

(i)         The Company’s address is [●].

(ii)         The Company’s U.S. taxpayer identification number (“TIN”) is [●].

(iii)        The statement was requested by the Purchaser and is voluntarily provided by the Company as contemplated in Treasury Regulation Section 1.1445-2(c)(3)(i) (last sentence). The Purchaser’s address is [●] and its TIN is [●].

(iv)       As of the date of this notice, no interest in the Company constitutes a “United States real property interest” as that term is defined in Code Section 897(c)(1), because the Company is not and during the past five years has not been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2).

Under penalties of perjury, I declare that the above notice (including the attachment hereto) is true, correct and complete to my knowledge and belief, and that I have the authority to sign this document on behalf of the Company.

Sincerely,

Innocoll Inc.

By:
Name:
Title:

Section 1445 Certificate

This certificate is being voluntarily provided pursuant to Section 1.897-2(h)(2) of the Treasury Regulations promulgated under the Internal Revenue Code of 1986, as amended (the “Code”), by Innocoll Inc., a Pennsylvania corporation (the “Company”), in response to a request from Lough Ree Technologies Limited, an Irish private limited company (the “Purchaser”). The Company is providing this certificate to the Purchaser in order to enable the Purchaser to determine that no withholding is required pursuant to Code Section 1445.

1.         The Company’s address is [●].

2.         The Company’s U.S. taxpayer identification number is [●].

3.         The Company is not, as of the date hereof, a “United States real property holding corporation” (a “USRPHC”) as such term is defined by Code Section 897(c)(2) and the Treasury Regulations promulgated thereunder, and has not been a USRPHC on any determination date (as specified in Treasury Regulation Section 1.897-2(c)) during the five-year period ending on the date hereof. Accordingly, no interest in the Company constitutes a “United States real property interest” as that term is defined in Code Section 897(c)(1).

Under penalties of perjury, I declare that the information in this certificate is true, correct and complete to the best of my knowledge and belief and that I have the authority to sign this document on behalf of the Company.

Date: [●], 2017

Innocoll Inc.

By
Name:
Title: